Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of

June 16, 2022

among

BKV CORPORATION
as Borrower

The Lenders Party Hereto

and

BANGKOK BANK PUBLIC COMPANY LIMITED, NEW YORK BRANCH
as Administrative Agent

i

(continued)

ii

(continued)

iii

(continued)

SCHEDULES:

Schedule 2.01 – Commitments
Schedule 3.01 – Subsidiaries
Schedule 3.06 – Environmental Matters
Schedule 3.23 – Gas Imbalances; Prepayments
Schedule 3.24 – Marketing of Production
Schedule 3.25 – Swap Agreements
Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens

EXHIBITS:

Exhibit A – Form of Term Loan Note
Exhibit B – Form of Assignment and Assumption
Exhibit C-1 – Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit C-2 – Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
Exhibit C-3 – Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
Exhibit C-4 – Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
Exhibit D-1 – Form of Borrowing Request
Exhibit D-2 – Form of Utilization Receipt Exhibit E – Form of Compliance Certificate
Exhibit F – Form of Specified Amount Utilization Certificate
Exhibit G – Form of Solvency Certificate

iv

CREDIT AGREEMENT (this “Agreement”) dated as of June 16, 2022 among BKV CORPORATION, as Borrower, the LENDERS from time to time party hereto and BANGKOK BANK PUBLIC COMPANY LIMITED, NEW YORK BRANCH, as Administrative Agent.

The parties hereto agree as follows:

Article I

Definitions

Section 1.01.      Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Term Loan or Borrowing, refers to whether such Loan, or the Term Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.

“ABR Term Loan” means a Term Loan that bears interest at a rate based on the ABR.

“Acreage Swap” means any concurrent purchase and sale or exchange of Oil and Gas Properties between any Loan Party and another Person.

“Adjusted Daily Simple RFR” means with respect to any RFR Borrowing, an interest rate per annum equal to (a) the Daily Simple RFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Stockholders’ Equity” means stockholders’ equity of the Borrower and its Consolidated Subsidiaries as determined pursuant to GAAP, adjusted to exclude in the calculation thereof any accumulated change in the fair market value of unrealized earnout obligations consisting of the Subject Payments and accumulated net unrealized gain or loss (after any offset) resulting from Swap Agreements and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.

“Administrative Agent” means Bangkok Bank Public Company Limited, New York Branch, in its capacity as administrative agent for the Lenders hereunder, and any successor in such capacity pursuant to Article 8.05.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Affiliated” shall have a corresponding meaning.

“Agency Fee Letter” means that certain fee letter dated as of the Effective Date by and between the Borrower and the Administrative Agent.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 0.50% and (c) the Adjusted Term SOFR Rate for a six-month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 6:00 a.m. New York time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.11(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Amended and Restated Shareholder Loans” means the loans incurred by the Borrower pursuant to the Amended and Restated Shareholder Loan Agreements (including the XTO Acquisition Subordinated Shareholder Loans).

“Amended and Restated Shareholder Loan Agreements” means (a) that certain Amended and Restated Loan Agreement, dated as of June 15, 2022, by and between Banpu North America, as lender, and the Borrower, as borrower, pursuant to which Banpu North America made a term loan in the aggregate principal amount of $116,000,000 and (b) the XTO Acquisition Subordinated Shareholder Loan Agreement.

“Amortization Base Amount” has the meaning assigned to such term in Section 2.07(a).

“Ancillary Document” has the meaning assigned to such term in Section 9.06.

“Annual Payment Date” means each anniversary of the Initial Funding Date occurring on or prior to the Maturity Date.

“Anti-Corruption Laws” means all Requirements of Law of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, (including, without limitation, the FCPA).

“Anti-Terrorism Laws” means all Requirements of Law of any jurisdiction related to terrorism financing or money laundering, including the Patriot Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) and Executive Order 13224 (effective September 24, 2001).

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“Applicable Percentage” means, with respect to any Lender at any time, a percentage (carried out to the ninth decimal place) equal to a fraction (a) the numerator of which is an amount equal to such Lender’s Credit Exposure at such time and (b) the denominator of which is an amount equal to the Credit Exposures of all Lenders at such time; provided that, in each case, when a Defaulting Lender shall exist, “Applicable Percentage” shall disregard any Defaulting Lender’s Credit Exposure.

“Applicable Prepayment Premium” means, with respect to any Term Loans being prepaid or repaid (i) as a result of an acceleration of the Term Loans pursuant to Section 7.01, (ii) at the Borrower’s option pursuant to Section 2.08(a) (subject to the exceptions set forth in such Section 2.08(a)), (iii) as required pursuant to Section 2.08(b), or (iv) if any Lender’s rights are assigned or delegated at the election of the Borrower pursuant to Section 2.16(b), a fee (expressed as a percentage of the principal amount of the Term Loan being prepaid or repaid) equal to 2.00%.

“Applicable Rate” means 4.75% per annum.

“Approved Electronic Platform” has the meaning assigned to such term in Section 8.03(a).

“Approved Petroleum Engineers” means (a) Ryder Scott Company, L.P. and (b) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Approved Swap Counterparty” means (a) any Person whose (or whose credit support provider’s) long term senior unsecured debt rating or issuer rating at the time the relevant Swap Agreement is entered into is A- or higher by S&P or A3 or higher by Moody’s (or their equivalent) or (b) any counterparty to a Swap Agreement with the Borrower or any Subsidiary of the Borrower that is acceptable to the Administrative Agent at the time such Swap Agreement is entered into.

“Asset Coverage Ratio” means, as of any date, the ratio of (a) Total Proved PV-10 as of such date to (b) Specified Total Indebtedness as of such date.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit B, or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Available Cash” means, as of any date of determination, all cash and Cash Equivalents of the Borrower or any of its Subsidiaries as of such date, other than any such cash or Cash Equivalents that would appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an interest period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.11.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

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“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Banpu” means Banpu Public Company Limited, a public company registered in Thailand.

“Banpu North America” means Banpu North America Corporation, a Delaware corporation.

“Benchmark” means, initially, (a) with respect to any Term Benchmark Loan, the Term SOFR Rate and (b) with respect to any RFR Term Loan, the Adjusted Daily Simple RFR; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate, the Adjusted Daily Simple RFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.11(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)            the Adjusted Daily Simple RFR;

(2)            the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

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“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable interest period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars at such time.

“Benchmark Replacement Conforming Changes” means, with respect to Term SOFR and/or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period,” the definition of “Interest Payment Date”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, changes to Section 2.05 to reflect one interest rate applicable to all Term Loans, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower) decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

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“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component), or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“BKV-BPP” means BKV-BPP Power, LLC, a Delaware limited liability company.

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“BKV-Temple Loan Agreement” means that certain Loan Agreement, dated as of December 23, 2021, by and among the Borrower and Temple Generation I LLC.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means BKV Corporation, a Delaware corporation.

“Borrowing” means Term Loans made, converted or continued on the same date.

“Borrowing Request” means a written request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form attached hereto as Exhibit D-1 or any other form approved by the Administrative Agent.

“Budget” means a budget of the Borrower and its Consolidated Subsidiaries, in form and detail acceptable to the Administrative Agent (including reasonably detailed information regarding any gas discounts, transportation costs, general and administrative expenses and hedging information).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City (and, solely for purposes of Article II, Bangkok, Thailand), are authorized or required by law to remain closed; provided that, when used in connection with a Term Benchmark Loan or RFR Term Loan, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition or improvement of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations) classified and accounted for as a capital expenditure on the statement of cash flow of such Person in accordance with GAAP, but excluding any payments made as consideration for any merger or consolidation with any other Person or any acquisition of the Equity Interests in any other Person.

“Capital Lease Obligations” of any Person means, subject to Section 1.03, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A-2 or P-2, as such rating is set forth from time to time, by S&P or Moody’s, respectively; and (e) deposits in money market funds investing exclusively in Investments described in clauses (b), (c) or (d) above.

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“Cash Reforecast” has the meaning assigned to such term in Section 5.01(e).

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary and, with respect to Section 2.08(b) and clause (b) of the definition of “Prepayment Event”, to the extent that the cost to the Borrower or such Subsidiary to replace, rebuild or repair such property or asset would be equal to or greater than $1,000,000.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Change in Control” means an event or series of events by which:

(a)            at any time prior to the consummation of a Qualified IPO, the Permitted Holders collectively shall cease to directly or indirectly own, or cease to have the power to vote or direct the voting of, Equity Interests of the Borrower representing at least 75% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower on a fully-diluted basis;

(b)            at any time after the consummation of a Qualified IPO, the Permitted Holders collectively shall cease to directly or indirectly own, or cease to have the power to vote or direct the voting of, Equity Interests of the Borrower representing at least 51% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower on a fully-diluted basis; or

(c)            any of the Equity Interests of the Borrower owned by any Permitted Holder becomes subject to any Lien (other than Liens securing the Obligations).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.15.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended.

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“Commitment” means a Term Loan Commitment.

“Commitment Expiration Date” means the last day of the Term Loan Availability Period.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 8.03(c), including through an Approved Electronic Platform.

“Compliance Certificate” means a certificate of a Financial Officer of the Borrower substantially in the form attached hereto as Exhibit E.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with reference to any period, the sum of the following: (a) Consolidated Net Income for such period plus (b) without duplication and to the extent deducted from revenues in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) expense for income, margin, franchise and similar taxes paid or accrued, (iii) depreciation, (iv) depletion, (v) amortization and (vi) other non-cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), minus (c) to the extent included in Consolidated Net Income for such period, (i) interest income, (ii) income tax credits and refunds (to the extent not netted from income tax expense) and (iii) non-cash gains and other non-cash items increasing Consolidated Net Income (other than any such non-cash gains on items to the extent representing the reversal of an accrual or reserve for a potential cash charge in any prior period), all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis. For purposes of calculating Consolidated EBITDA for any period, if at any time during such period the Borrower or any of its Subsidiaries shall have made any Material Disposition or Material Acquisition, Consolidated EBITDA for such period shall be calculated giving pro forma effect thereto as if such Material Disposition or Material Acquisition had occurred on the first day of such period (such pro forma effect to be determined without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the calculation of Consolidated EBITDA, except with the consent of the Administrative Agent), and such pro forma effect shall be determined in a manner otherwise acceptable to the Administrative Agent and with supporting documentation acceptable to the Administrative Agent.

“Consolidated Fixed Charge Coverage Ratio” means, as of the last day of any Test Period, the ratio, determined on a consolidated basis for the Borrower and its Subsidiaries for such Test Period, of (a) (i) Consolidated EBITDA for such Test Period plus (ii) cash held by the Borrower and its Subsidiaries as of the commencement of such Test Period minus (iii) the sum of (without duplication) (A) the current portion of any Indebtedness of the Borrower and its Subsidiaries as of such date (other than the current portion of any Term Loans and any current contingent Indebtedness), (B) the aggregate principal amount of any Indebtedness incurred pursuant to Section 6.01(i) and outstanding as of such date and (C) the aggregate amount of the Subject Payments and any other contingent Indebtedness and/or earnout obligations incurred by the Borrower or its Subsidiaries in connection with any Investment (other than any current contingent Indebtedness) to (b) Consolidated Fixed Charges for such Test Period.

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“Consolidated Fixed Charges” means, with respect to any Test Period, the sum of (a) Consolidated Interest Expense for such Test Period, (b) scheduled principal payments of borrowed money (including the Term Loans) made during such Test Period, (c) Capital Expenditures made during such Test Period, (d) any federal and state income taxes paid in cash for such Test Period, and (e) cash payments in respect of Capital Lease Obligations made during such Test Period.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP). In the event that the Borrower or any of its Subsidiaries shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a pro forma basis as if such acquisition or Disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any of its Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and its Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such Other Person to the Borrower or a Subsidiary; (b) the undistributed earnings during such period of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Subsidiary or is otherwise restricted or prohibited; (c) the net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such transaction; (d) any extraordinary or non-recurring gains or losses during such period; (e) any gains or losses attributable to write-ups or writedowns of assets (including ceiling test writedowns); and (f) any net unrealized gain or loss (after any offset) resulting in such period from Swap Agreements and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Consolidated Total Assets” means the total assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Borrower.

“Control” means the possession, directly or indirectly, of (i) the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise or (ii) the power to vote or direct the voting of Equity Interests representing ten percent (10%) or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of a Person on a fully-diluted basis. The terms “Controlling” and “Controlled” have meanings correlative thereto.

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“Corresponding Tenor”, with respect to any Available Tenor, means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Exposure” means, as to any Lender at any time, an amount equal to the sum of (a) the unused Commitment of such Lender at such time plus (b) the aggregate principal amount of such Lender’s Term Loans outstanding at such time.

“Credit Party” means the Administrative Agent or any other Lender.

“Cure Election Period” has the meaning assigned to such term in Section 7.02(a).

“Cure Period” has the meaning assigned to such term in Section 7.02.

“Cure Period Start Date” means, with respect to any Cure Quarter the first day following the end of such Cure Quarter.

“Cure Quarter” has the meaning assigned to such term in Section 7.02.

“Cure Right” has the meaning assigned to such term in Section 7.02.

“Daily Simple RFR” means for any day, an interest rate per annum equal to, for any RFR Term Loan, Daily Simple SOFR.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) U.S. Government Securities Business Days (with observation shift) prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Term Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Term Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Term Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it, (d) has become the subject of a Bankruptcy Event or (e) has become the subject of a Bail-in Action.

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“Devon Earn-Out Obligations” means the earnout obligations described in Section 3.1 of that certain Purchase and Sale Agreement between Devon Energy Production Company, L.P. and BKV Barnett, LLC dated December 17, 2019, as amended by that certain First Amendment to Purchase and Sale Agreement dated April 13, 2020.

“Disposition” or “Dispose” means the sale, transfer, exchange, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any Sale and Leaseback Transaction and any issuance of Equity Interests by a subsidiary of such Person), including (a) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (b) any sale of Equity Interests held by such Person.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature (excluding any maturity as a result of an optional redemption by the issuer thereof) or are mandatorily redeemable (other than solely for Qualified Equity Interests and immaterial amounts of cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to Payment in Full), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and immaterial amounts of cash in lieu of fractional shares) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to Payment in Full), in whole or in part, or (c) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date; provided, that, if such Equity Interests are issued pursuant to a plan for the benefit of employees of any Loan Party or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by such Loan Party in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s death, disability or termination.

“Division” means, with respect to any Person, a division of or by such Person into two or more Persons pursuant to the laws of the jurisdiction of any such Person’s organization.

“Dollar-Denominated Production Payment” means a production payment obligation recorded as a liability in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

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“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is June 16, 2022.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its sub-agents, any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the or to health and safety matters (to the extent relating to human exposure to Hazardous Materials), including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of any Hazardous Material. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281) and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, registration, license, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

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“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower, any of its Subsidiaries or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower, any of its Subsidiaries or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower, any of its Subsidiaries or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower, any of its Subsidiaries or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower, any of its Subsidiaries or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to such Recipient’s failure to comply with Section 2.16(b) or, in the case of the Administrative Agent, Section 2.16(b) and (c) any withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

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“Federal Reserve Bank of New York’s Website” or “NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Fee Letter” means that certain fee letter dated as of the Effective Date by and between the Borrower, the Administrative Agent and each Lender party thereto.

“Financial Model” has the meaning given to such term in Section 4.01(f)(ii).

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, principal financial officer, treasurer or controller of such Person.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means a fiscal year of the Borrower ending on December 31st of any calendar year.

“Five-Year Strip Price” means, as of any date, (a) for the 60-month period commencing with the month in which such date occurs, as quoted on the New York Mercantile Exchange (the “NYMEX”) and published in a nationally recognized publication for such pricing reasonably acceptable to the Administrative Agent (as such prices may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations), the corresponding monthly quoted futures contract price for months 0–60 and (b) for periods after such 60 month period, the average corresponding monthly quoted futures contract price for months 49–60; provided, however, in the event that the NYMEX no longer provides futures contract price quotes for 60 month periods, the longest period of quotes of less than 60 months shall be used to determine the strip period and held constant thereafter based on the average of contract prices for the last twelve months of such period, and, if the NYMEX no longer provides such futures contract quotes or has ceased to operate, the Administrative Agent shall designate another nationally recognized commodities exchange to replace the NYMEX for purposes of the references to the NYMEX in this definition.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate or the Adjusted Daily Simple RFR, as applicable. For the avoidance of doubt, the initial Floor for each of the Adjusted Term SOFR Rate and the Adjusted Daily Simple RFR shall be 0.00%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Funding Date” means any date of which Term Loans are funded to the Borrower pursuant to Section 2.02 (including the Initial Funding Date).

“Funds Flow Memorandum” means a memorandum setting forth the flow of funds for the Transactions to occur on the Initial Funding Date, in form and substance satisfactory to the Administrative Agent.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Governmental Authority” means the government of the United States of America, the government of the Kingdom of Thailand (and, in each case, any other nation or any political subdivision thereof, whether state or local) and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any self-regulatory authority, such as the National Association of Insurance Commissioners, and any supra-national bodies, such as the European Union or the European Central Bank).

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“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means a Subsidiary Guarantor.

“Guaranty Agreement” means that certain Guaranty Agreement (including any and all supplements thereto), to be dated as of the Initial Availability Date, among the Guarantors and the Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including materials listed in 49 C.F.R. § 172.101, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, fee interests, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature and all rents, profits, proceeds, products, revenues and other incomes from or attributable to any of the foregoing interests. Unless otherwise expressly provided herein, all references in this Agreement to “Hydrocarbon Interests” refer to Hydrocarbon Interests owned at the time in question by the Loan Parties.

“Hydrocarbons” means all oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products refined or separated therefrom and all other minerals which may be produced and saved from or attributable to the Oil and Gas Properties of any Person, including all oil in tanks.

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“Immaterial Title Deficiencies” means minor defects or deficiencies in title which do not diminish by more than 5% the total value of the Proved Oil and Gas Properties evaluated in the Reserve Report most recently delivered pursuant to the terms of this Agreement.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of Disqualified Equity Interests, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business that are either (x) not overdue by more than ninety (90) days or (y) are being contested in good faith by appropriate action and for which adequate reserves are maintained in accordance with GAAP (to the extent required by GAAP)), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (but to the extent such Indebtedness is limited in recourse with respect to such Person, the amount of such Indebtedness shall be limited to the greater of (i) the fair market value of such Property subject to such Lien and (ii) the principal amount of the obligations or liability with respect to which recourse exists to such Person), (g) all Guarantees by such Person of Indebtedness of others to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such Guarantee, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more advance payments, made more than one month in advance of the month in which the commodities, goods or services are to be delivered, other than Swap Agreements and obligations relating to gas balancing arrangements in the ordinary course of business, (l) the undischarged balance of any Production Payment created by such Person and (m) any other preferential arrangement in circumstances where the arrangement or transaction is entered into primarily as a method of raising Indebtedness or of financing the acquisition of an asset. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness shall not include (i) liabilities resulting from endorsements of negotiable instruments for collection in the ordinary course of business, (ii) obligations in respect of Swap Agreements, (iii) earnout obligations unless such obligations become a liability on the balance sheet of such Person in accordance with GAAP or (iv) any liabilities associated with minimum revenue commitments or minimum volume commitments.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Initial Availability Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 9.02).

“Initial Funding Date” means the initial Funding Date under this Agreement.

“Initial Funding Date Account” has the meaning assigned to such term in Section 2.03.

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“Initial Reserve Reports” means, collectively, (a) the engineering report prepared by the Borrower and audited by Ryder Scott Company, L.P. in form reasonably acceptable to the Administrative Agent, setting forth, as of December 31, 2021, the oil and gas reserves attributable to the Proved Oil and Gas Properties of the Borrower and its Subsidiaries and (b) the engineering report prepared by the Borrower and audited by Ryder Scott Company, L.P. in form reasonably acceptable to the Administrative Agent, setting forth, as of February 1, 2022, the oil and gas reserves attributable to the XTO Acquired Assets, in each case, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon economic assumptions reasonably acceptable to the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Term Loan, the last Business Day of each March, June, September and December, (b) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and (c) the Maturity Date.

“Interest Period” means, for any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is six (6) months thereafter (in each case, subject to the availability of the Benchmark applicable to the relevant Term Loan); provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.11(e) shall be available for specification in any Borrowing Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as applied to any Person, any direct or indirect (a) purchase or other acquisition (including pursuant to any merger or consolidation with any Person) of any Equity Interests, evidences of Indebtedness or other securities of any other Person, (b) loan or advance made by such Person to any other Person, (c) Guarantee, assumption or other incurrence of liability by such Person of or for any Indebtedness or other obligations of any other Person, (d) capital contribution or other investment by such Person in any other Person or (e) purchase or other acquisition (in one transaction or a series of transactions) of any Oil and Gas Properties or midstream, downstream, carbon capture, utilization and storage (CCUS), or solar properties of another Person or any other assets of any other Person constituting a business unit.

“IRS” means the United States Internal Revenue Service.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Term Lenders.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge in the nature of a security interest or other security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities and (d) any arrangement under which money for the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts.

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“Loan Documents” means this Agreement, any Notes, the Guaranty Agreement, the Agency Fee Letter, the Fee Letter, the Borrowing Request, the Funds Flow Memorandum, the Utilization Receipt, the Subordination Agreement, all other agreements, instruments, documents and certificates executed and delivered by or on behalf of any of the Loan Parties or any of their respective Subsidiaries to, or in favor of, the Administrative Agent or any Lenders in connection with this Agreement or the transactions contemplated hereby and any other document designated in writing as a “Loan Document” by the Borrower and the Administrative Agent. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, amendments and restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property (including by way of merger or consolidation) that involves the payment by the Borrower or any Subsidiary of the Borrower of consideration in excess of $25,000,000.

“Material Adverse Effect” means a material adverse effect on, or a material adverse change in, (i) the business, operations, properties, liabilities, financial or other condition of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of any of the Loan Parties to perform its obligations under any Loan Document to which it is a party, (iii) the validity or enforceability against any of the Loan Parties of any Loan Document to which it is a party or (iv) the rights and remedies of the Administrative Agent or any Lender under any of the Loan Documents.

“Material Contract” means any contract or agreement (excluding any Loan Document) of any Loan Party (a) involving monetary liability of or to such Loan Party in any year in excess of $5,000,000, or (b) the breach, non-performance, cancellation or failure to renew of which could reasonably be expected to have a Material Adverse Effect.

“Material Disposition” means any Disposition that involves the receipt by the Borrower or any Subsidiary of the Borrower of consideration in excess of $25,000,000.

“Material Indebtedness” means (a) the Subordinated Shareholder Loans, (b) the Indebtedness incurred under any Uncommitted Credit Facility Agreement and (c) Indebtedness (other than the Term Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount (including undrawn committed or available amounts) exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary of the Borrower in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the fifth anniversary of the Initial Funding Date.

“Maximum Rate” has the meaning assigned to such term is Section 9.16.

“Maximum Term Loan Amount” means $600,000,000.

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“Midstream Properties” means the gathering and transportation system that is part of the XTO Acquired Assets, including Rights-of-Way.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Term Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all Taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non-Consenting Lender” has the meaning assigned to such term is Section 9.02(d).

“Note” means a promissory note made by the Borrower in favor of a Lender which has requested promissory notes pursuant to Section 2.07(f) evidencing the Term Loans made by such Lender, substantially in the forms attached as Exhibit A and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that, if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that if any of the aforesaid rates as so determined shall be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Term Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrower and the other Loan Parties to any of the Lenders, the Administrative Agent or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Term Loans made or other obligations incurred or other instruments at any time evidencing any thereof.

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“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, communitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, production sales or other contracts, farmout agreements, farm-in agreements, area of mutual interest agreements, equipment leases and other agreements which relate to any of the Hydrocarbon Interests or any interests therein or to the production, sale, purchase, exchange, processing, handling, storage, transporting or marketing of the Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons; (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, including all compressor sites, settling ponds and equipment or pipe yards; and (g) all properties, rights, titles, interests and estates whether now owned or hereinafter acquired, that are situated upon, used or held for use in connection with the interests described or referred to above, or the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, pipelines, sales and flow lines, gathering systems, field gathering systems, salt water disposal facilities, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, steam generation facilities, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements, servitudes, licenses and other surface and subsurface rights, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise expressly provided herein, all references in this Agreement to “Oil and Gas Properties” refer to Oil and Gas Properties owned at the time in question by the Loan Parties.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and bylaws (or equivalent or comparable constitutive documents with respect to such corporation’s jurisdiction) of such corporation; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement of such limited liability company; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization of such entity and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).

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“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Payment Conditions” means, with respect to any Restricted Payment or Restricted Debt Payment:

(a)            after giving pro forma effect to such Restricted Payment or Restricted Debt Payment, no Default or Event of Default shall have occurred and be continuing;

(b)            no Restricted Payment or Restricted Debt Payment shall be made during any Fiscal Year except (i) with respect to Fiscal Year 2022, on a date that is before November 1, 2022 and (ii) with respect to subsequent Fiscal Years, on a date that is within the Specified Amount Payment Period for such Fiscal Year;

(c)            after giving pro forma effect to such Restricted Payment or Restricted Debt Payment, the aggregate amount of Available Cash of the Borrower and the Subsidiaries at the beginning of the related Specified Amount Payment Period is greater than $100,000,000;

(d)            after giving pro forma effect to such Restricted Payment or Restricted Debt Payment, the Specified Amount shall be greater than $0;

(e)            at the time of such Restricted Payment or Restricted Debt Payment, the Adjusted Stockholders’ Equity of the Borrower is not less than $800,000,000 (as reflected in the financial statements delivered pursuant to Section 5.01(b) with respect to the applicable Fiscal Quarter ending June 30); and

(f)            the projected cash flow of the Borrower and its Subsidiaries in the Budget or Cash Reforecast most recently delivered pursuant to Section 5.01(e) (or, solely for any Restricted Payment or Restricted Debt Payment made prior to November 1, 2022, the Financial Model) reflects sufficient free cash flow to make the required payments of principal and interest on the Term Loans through the next succeeding Annual Payment Date.

“Payment in Full” or “Paid in Full” means the Commitments have expired or been terminated and the principal of and interest on each Term Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than contingent indemnification obligations as to which no claim has been received by any Loan Party) shall have been paid in full in cash.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permits” means the collective reference to any and all franchises, licenses, leases, permits, approvals, consents, notifications, certifications, registrations, authorizations, exemptions, variances, qualifications, easements and rights of way of any Governmental Authority or third party.

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“Permitted Encumbrances” means:

(a)            Liens for Taxes, assessments or other governmental charges or levies that are not yet due or are being contested in good faith by appropriate action and for which adequate reserves are maintained in accordance with GAAP (to the extent required by GAAP);

(b)            carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, operators’ and other like Liens imposed by law, arising in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties and securing obligations that are not overdue by more than thirty (30) days or are being contested in good faith by appropriate action and for which adequate reserves are maintained in accordance with GAAP (to the extent required by GAAP); provided that any such Lien referred to in this clause (b) does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by any Loan Party or materially impair the value of such Property subject thereto;

(c)            Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves are maintained in accordance with GAAP (to the extent required by GAAP);

(d)            deposits to secure the performance of bids, trade contracts, government contracts, leases, statutory obligations, regulatory obligations, tenders, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business or in the ordinary course in the oil and gas business generally and not in connection with the borrowing of money;

(e)            judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f)            zoning and land use requirements, easements, restrictions, servitudes, Permits, conditions, covenants, exceptions or reservations in any Property of any Loan Party for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and that in the aggregate do not materially impair the value of the assets encumbered thereby or materially impair the ability of any Loan Party to use such assets in its business;

(g)            title and ownership interests of lessors (including sub-lessors) of Property leased by such lessors to any Loan Party, Liens and encumbrances encumbering such lessors’ titles and interests in such property and to which the applicable Loan Party’s leasehold interests may be subject or subordinate, in each case whether or not evidenced by Uniform Commercial Code financing statement filings or other documents of record; provided that such Liens do not secure Indebtedness of any Loan Party and do not encumber Property of any Loan Party other than the Property that is the subject of such leases and items located thereon; provided further that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the applicable Loan Party or materially impair the value of such Property subject thereto;

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(h)            Liens arising solely by virtue of any statutory or common law provision or customary deposit account terms relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by any Loan Party to provide collateral to the depository institution;

(i)            Liens arising solely from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements otherwise permitted under this Agreement;

(j)            Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, participation agreements, division orders, contracts for the sale, transportation, gathering, or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, reversionary interests, marketing agreements, processing agreements, net profits agreements, development agreements, service agreements, supply agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business including, without limitation, all lessors’ royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens on, or deductions from, the proceeds of production with respect to each Property (in each case) that do not operate to reduce the net revenue interest for such Property as reflected in any Reserve Report or increase the working interest for such Oil and Gas Property as reflected in any Reserve Report without a corresponding increase in the corresponding net revenue interest and that do not secure Indebtedness for borrowed money and, in each case, are for claims which are not more than 30 days delinquent or which are being contested in good faith by appropriate action and for which adequate reserves are maintained in accordance with GAAP (to the extent required by GAAP);

(k)            minor defects or other irregularities in title or zoning and other restrictions that do not secure any Indebtedness and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by any Loan Party or Subsidiary of the Borrower or materially impair the value of such Property subject thereto;

(l)            consents to assignment and similar contractual provisions affecting an Oil and Gas Property, including customary preferential rights to purchase and calls on production by sellers relating to Hydrocarbon Interests acquired by any Loan Party or Subsidiary of the Borrower;

(m)            Liens (other than the granting of a security interest) pursuant to merger agreements, stock purchase agreements, asset sale agreements and similar agreements (1) limiting the transfer of properties and assets pending the consummation of the subject transaction, or (2) in respect of earnest money deposits, good faith deposits, purchase price adjustment and indemnity escrows and similar deposit or escrow arrangements made or established thereunder; and

(n)            Liens, titles and interests of licensors of software and other intangible personal Property licensed by such licensors to any Loan Party or any Subsidiary of the Borrower, restrictions and prohibitions on encumbrances and transferability with respect to such Property and such Loan Party’s or Subsidiary’s interests therein imposed by such licenses, and Liens and encumbrances encumbering such licensors’ titles and interests in such Property and to which such Loan Party’s or Subsidiary’s license interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record; provided that such Liens do not secure Indebtedness of any Loan Party or any Subsidiary of the Borrower and do not encumber Property of any Loan Party or any Subsidiary of the Borrower other than the Property that is the subject of such licenses;

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provided, that (i) Liens described in clauses (a), (b), (c), (h) and (j) shall remain “Permitted Encumbrances” only for so long as no action to enforce such Lien has been commenced (ii) the term “Permitted Encumbrance” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Holders” means, collectively, Banpu and any wholly-owned subsidiaries of Banpu.

“Permitted Liens” means Liens expressly permitted pursuant to Section 6.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petroleum Industry Standards” means the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any of its Subsidiaries or any ERISA Affiliate (i) is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or (ii) otherwise has any liability.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prepayment Event” means:

(a)            any Disposition of any property or asset of the Borrower or any of its Subsidiaries (whether in one transaction or in a series of transactions) with a fair market value in excess of $1,000,000 other than Dispositions described in clauses (a), (b), (c), (e), (f), (g), (i) and (j) of Section 6.04; or

(b)            any Casualty Event; or

(c)            the incurrence by the Borrower or any of its Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01.

“Prime Rate” means, as of any day, the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Production Payment” means a Dollar-Denominated Production Payment or a Volumetric Production Payment.

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“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights, including any Oil and Gas Property.

“Proved Oil and Gas Properties” means Oil and Gas Properties of the Loan Parties to which Proved Reserves are attributed in the Reserve Report most recently delivered at the time in question.

“Proved Reserves” means oil and gas reserves that, in accordance with the Petroleum Industry Standards, are defined and classified as “Proved Reserves”, which include the following: (a) “Proved Developed Producing Reserves”, (b) “Proved Developed Non-Producing Reserves” (consisting of proved developed shut-in oil and gas reserves and proved developed behind pipe oil and gas reserves) and (c) “Proved Undeveloped Reserves”.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” means any transaction or series of transactions that results in any of the common Equity Interests of the Borrower or any direct or indirect parent company of the Borrower being publicly traded on any United States national securities exchange or over-the-counter market, or any analogous exchange or any recognized securities exchange in Canada, the United Kingdom or any country of the European Union; provided that a Qualified IPO shall not include a public offering pursuant to a registration statement on Form S-8.

“Qualifying Benefit Plans” means any stock option plans or other benefit plans for the benefit of employees, management and directors of the Borrower which are or have become customary in the business industry of the Borrower and which such plans have been approved in good faith by the Borrower’s compensation committee (or equivalent body of the Borrower responsible for compensation).

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 6:00 a.m. (New York time) on the day that is two Business Days preceding the date of such setting, (2) if the RFR for such Benchmark is Daily Simple SOFR, then two Business Days prior to such setting or (3) if such Benchmark is none of Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, third party advisors and representatives of such Person and such Person’s Affiliates.

“Release” has the meaning set forth in CERCLA or under any other Environmental Law.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB or, in each case, any successor thereto.

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“Relevant Rate” means (a) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate or (b) with respect to any RFR Borrowing, the Adjusted Daily Simple RFR, as applicable.

“Remedial Work” has the meaning set forth in Section 5.07.

“Required Lenders” means, subject to Section 2.17, (x) if there are three or more Lenders, at least two or more Lenders having Credit Exposures representing more than 66.666666667% of the sum of the Credit Exposures of all Lenders at such time and (y) if there are fewer than three Lenders, at least one or more Lenders having Credit Exposures representing more than 66.666666667% of the sum of the Credit Exposures of all Lenders at such time. For purposes of this definition, any Lenders that are Affiliated shall be deemed to be a single Lender.

“Requirement of Law” means as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Report” means, collectively, (a) the Initial Reserve Reports and (b) each other report, in form and detail reasonably satisfactory to the Administrative Agent, setting forth, as of the dates set forth in Section 5.14(a), Section 5.14(b) or as otherwise indicated in this Agreement, the Proved Reserves attributable to the Oil and Gas Properties of the Borrower and the other Loan Parties located in the United States of America, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon economic assumptions reasonably acceptable to the Administrative Agent.

“Reserve Report Certificate” has the meaning set forth in Section 5.14(d).

“Reserve Report Supporting Materials” shall mean, with respect to any Reserve Report, (i) a summary of the economic assumptions contained therein and any material changes from the Reserve Report most recently delivered prior to such Reserve Report, (ii) files containing the then-current ARIES database of the Loan Parties’ Oil and Gas Properties and (iii) any other supporting materials as the Administrative Agent may reasonably request used to prepare such Reserve Report.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, principal accounting officer, principal financial officer, chief operating officer, controller, treasurer or assistant treasurer, or any vice president, of such Person or, in the case of a Loan Party, any other officer of such Loan Party or other authorized individual designated in writing by such Loan Party and reasonably acceptable to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Debt Payment” has the meaning given to such term in Section 6.18(a).

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any of its Subsidiaries, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any of its Subsidiaries and (c) any payment of management fees, advisory fees or similar fees by any Loan Party to any holders of Equity Interests of the Borrower.

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“RFR” means for any RFR Term Loan, Daily Simple SOFR.

“RFR Term Loan” means a Term Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.

“Rights-of-Way” means all permits, licenses, servitudes, easements, fee surface, surface leases, surface use agreements and rights-of-way primarily used or held for use in connection with the ownership or operation of the XTO Acquired Assets, other than permits.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person that is the subject or target of any Sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority, (c) the sanctions authority of the Kingdom of Thailand or (d) the sanctions authority of the Republic of Singapore.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

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“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means, in reference to any Person, (i) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

“Specified Amount” means, as of any date, an amount (which shall not be less than zero) equal to (without duplication):

(a)            Consolidated EBITDA, determined on a consolidated basis for the Borrower and its Subsidiaries for the Test Period most recently ended for which financial statements of the Borrower have been delivered pursuant to Section 5.01(a) or 5.01(b), plus cash held by the Borrower and its Subsidiaries as of the commencement of such Test Period minus the aggregate sum of (without duplication) (i) the current portion of any Indebtedness of the Borrower and its Subsidiaries as of such date (other than the current portion of any Term Loans and any current contingent Indebtedness), (ii) the aggregate principal amount of any Indebtedness incurred pursuant to Section 6.01(i) and outstanding as of such date, and (iii) the aggregate amount of the Subject Payments and any other contingent Indebtedness and/or earnout obligations incurred by the Borrower or its Subsidiaries in connection with any Investment (other than any current contingent Indebtedness) minus

(b)            the Consolidated Fixed Charges for the Test Period most recently ended for which financial statements of the Borrower have been delivered pursuant to Section 5.01(a) or 5.01(b), minus

(c)            any Specified Amount Utilization.

“Specified Amount Utilization” means the sum of, without duplication, the aggregate amount of Restricted Payments and Restricted Debt Payments made in reliance on Section 6.08(d) and Section 6.18(a)(ii) respectively during the period starting from the first day of the Test Period most recently ended for which financial statements of the Borrower have been delivered pursuant to Section 5.01(a) or 5.01(b) and ending on such date.

“Specified Amount Payment Period” means, for any Fiscal Year, the period beginning the date that financial statements are delivered pursuant to Section 5.01(b) with respect to the Fiscal Quarter ending June 30 of such Fiscal Year and ending the date that is 90 days after June 30 of such Fiscal Year.

“Specified Contribution” means at any time, without duplication, the amount of cash proceeds received by the Borrower from (x) an issuance of Equity Interests (other than Disqualified Equity Interests), (y) a cash capital contribution or (z) the incurrence of Subordinated Shareholder PIK Loans (such cash proceeds not to be less than the principal amount of such Subordinated Shareholder PIK Loans), which is made for the exclusive purpose of curing a failure to comply with Section 6.11(b) or Section 6.11(c) that would otherwise occur, but for the exercise of a Cure Right pursuant to Section 7.02. For the avoidance of doubt, the XTO Acquisition Contribution shall not constitute a Specified Contribution.

“Specified Disposition” has the meaning assigned to such term in Section 2.08(b).

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“Specified Funds” means, collectively, the following:

(a)            cash generated from ordinary business operations of the Borrower or any of its Subsidiaries and not constituting (i) the proceeds of any Indebtedness, (ii) the proceeds of any issuance of Equity Interests of the Borrower (or any parent entity thereof), (iii) casualty proceeds, (iv) condemnation proceeds or (v) other proceeds that would not be included in Consolidated Net Income; and

(b)            Net Proceeds from any Disposition referred to in clauses (a), (b), (c), (e), (f), (g), (i) and (j) of Section 6.04.

“Specified Total Indebtedness” means the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries referred to in clauses (a), (b), (c), (e) (but only in respect of earn-out obligations to the extent due and payable), (f) (to the extent such Lien secures Indebtedness that is of the type that would otherwise constitute Specified Total Indebtedness), (g) (to the extent such Guarantee covers Indebtedness that is of the type that would otherwise constitute Specified Total Indebtedness), (h), (i) (to the extent consisting of non-contingent reimbursement obligations in respect of letters of credit and letters of guaranty that have been drawn or funded and not reimbursed), (j) (to the extent consisting of non-contingent reimbursement obligations in respect of bankers’ acceptances that have been funded and not reimbursed) of the definition of “Indebtedness” on such date, determined on a consolidated basis in accordance with GAAP and (k) all Indebtedness of the types referred to in clauses (a) through (j) above of any partnership or joint venture in which any Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Borrower or such Subsidiary.

“Subject Payments” means, collectively, the Devon Earn-Out Obligations, the First Contingent Payment (as defined in the XTO Acquisition Agreement) and the Second Contingent Payment (as defined in the XTO Acquisition Agreement).

“Subordination Agreement” means that certain Subordination Agreement, dated as of the Initial Availability Date, by and among Banpu North America Corporation, the Administrative Agent and each other Person party thereto, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Subordinated Shareholder Loan” means (a) any loan made to the Borrower by Banpu North America which (i) has a maturity date no earlier than ninety-one (91) days after the Maturity Date, (ii) is subordinated to the Obligations as to priority of payment pursuant to a subordination agreement in form and substance satisfactory to the Administrative Agent, (iii) is unsecured, (iv) provides for an all-in-yield no greater than Term SOFR plus 5.25%, (b) any Subordinated Shareholder PIK Loan and (c) the Amended and Restated Shareholder Loans.

“Subordinated Shareholder PIK Loan” means any loan made to the Borrower by Banpu North America which (a) has a maturity date no earlier than ninety-one (91) days after the Maturity Date, (b) is subordinated to the Obligations as to priority of payment pursuant to a subordination agreement in form and substance satisfactory to the Administrative Agent, (c) is unsecured, (d) provides for an all-in-yield no greater than Term SOFR plus 5.25%, and (e) which bears interest that is payable solely in kind by adding the amount of such interest to the outstanding principal amount of the Subordinated Shareholder Loan, which shall thereafter be deemed principal bearing interest.

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“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, joint venture, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guarantor” means each Subsidiary of the Borrower that is a party to the Guaranty Agreement (excluding any Subsidiary released from its obligations under the Guaranty Agreement). The Subsidiary Guarantors as of the Initial Availability Date are identified as such in Schedule 3.01.

“Swap Agreement” means any agreement with respect to any collar, swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Subsidiaries shall be a Swap Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”, when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Benchmark Loan” means a Term Loan that bears interest at a rate based on the Term Benchmark.

“Term Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or that holds Term Loans.

“Term Loan Availability Period” means the period commencing on the Effective Date and ending six (6) months thereafter.

“Term Loan Commitment” means, as to any Term Lender, the commitment of such Term Lender to make a Term Loan in the principal amount set forth on Schedule 2.01 or in the most recent Assignment and Assumption or other documentation contemplated hereby executed by such Term Lender. The aggregate amount of the Term Loan Commitments of the Term Lenders as of the Effective Date is $600,000,000.

“Term Loans” means, collectively, the loans made pursuant to Section 2.01.

“Test Period” means any period of four consecutive Fiscal Quarters.

“Term SOFR Determination Day” has the meaning assigned to such term under the definition of “Term SOFR Reference Rate.”

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“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor equal to the applicable Interest Period, the Term SOFR Reference Rate at approximately 6:00 a.m., New York time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. (New York time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Total Net Indebtedness” means, as of any date of determination, (a) Specified Total Indebtedness as of such date minus (b) the lesser of (i) the aggregate amount of Available Cash as of such date and (ii) $100,000,000.

“Total Net Leverage Ratio” means, as of the last day of any Test Period, the ratio of (a) Total Net Indebtedness as of such date to (b) Consolidated EBITDA for such Test Period.

“Total Proved PV-10” means, as of any date of determination, the sum of (i) the estimated market value of the Loan Parties’ hedge position, discounted using an annual discount rate of 10% and (ii) the present value of estimated future revenues to be realized from the production of Hydrocarbons from the Oil and Gas Properties of the Loan Parties to which Proved Reserves are attributed as set forth in the most recent Reserve Report delivered pursuant hereto, with appropriate deductions for take or pay and other prepayments, severance and ad valorem taxes, operating, gathering, transportation and marketing expenses, and capital expenditures (including capitalized workover expenses) and plugging and abandonment costs. Each calculation of such estimated future revenues shall be made (a) using the Five-Year Strip Price, adjusted in a manner reasonably acceptable to the Administrative Agent for (i) any basis differential between the actual delivery location and the reference price delivery location and price differential between the actual product delivered and the reference product, in each case, using in each case using methodology consistent with past practices and in good faith based on observable differentials (which utilized differentials shall be, volume weighted on the basis of current and expected future arrangements for the sale of production, the lesser of (A) the average actual differentials for the last twelve months and (B) those future differentials which may be hedged by contract); and (ii) quality and gravity, (b) using costs as of the date of estimation without future escalation and without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, (c) discounted using an annual discount rate of 10% and (d) to the extent not otherwise specified in the preceding clauses of this sentence, using reasonable economic assumptions consistent with such clauses. Total Proved PV-10 shall be calculated on a pro forma basis, giving effect to (i) acquisitions and Dispositions of Oil and Gas Properties consummated by the Borrower and the other Loan Parties since the date of the Reserve Report most recently delivered pursuant hereto (provided that, in the case of any acquisition of Oil and Gas Properties, the Administrative Agent shall have received a Reserve Report, in form and substance reasonably satisfactory to it, evaluating the Proved Reserves attributable thereto) and (ii) the unwind, monetization or termination of any Swap Agreement to which a Loan Party is a party, in each case occurring since the date of the Reserve Report most recently delivered pursuant hereto.

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“Transactions” means (a) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, (b) the borrowing of Term Loans and the use of the proceeds thereof, (c) the consummation of the XTO Acquisition and (d) any other transaction relating to or entered into in connection with any of the foregoing.

“Type” when used in reference to any Term Loan or Borrowing, refers to whether the rate of interest on such Term Loan, or on the Term Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted Daily Simple RFR or the Alternate Base Rate.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14(f)(i)(B)(3).

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)) and the rules and regulations promulgated thereunder from time to time in effect.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uncommitted Credit Facility Agreements” means (a) that certain Uncommitted Specific Advance Facility Letter, dated as of December 22, 2021, by and among the Borrower and Oversea-Chinese Banking Corporation Limited, Los Angeles Agency, (b) that certain Uncommitted Continuing Agreement for Standby Letters of Credit, dated as of December 22, 2021, by and among the Borrower and Oversea-Chinese Banking Corporation Limited, Los Angeles Agency, (c) that certain Facility Letter (Uncommitted), dated as of February 7, 2022, by and among Standard Chartered Bank, the Borrower, BKV Chaffee Corners, LLC, BKV Chelsea, LLC, BKV Operating, LLC and BKV Barnett, LLC and (d) that certain Promissory Note, dated as of March 11, 2022, made by the Borrower, BKV Chaffee Corners, LLC, BKV Chelsea, LLC, BKV Operating, LLC and BKV Barnett, LLC in favor of Standard Chartered Bank.

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“Utilization Receipt” means documentary evidence of the Borrower’s receipt of the proceeds of the Term Loans funded on any Funding Date to the deposit account provided by the Borrower in the Borrowing Request, which shall be substantially in the form attached hereto as Exhibit D-2 or any other form approved by the Administrative Agent.

“Volumetric Production Payment” means a production payment obligation recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, as to any Person, any other Person all of the Equity Interests of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“XTO Acquired Assets” means the “Assets” (as defined in the XTO Acquisition Agreement).

“XTO Acquisition Agreement” means that certain Purchase and Sale Agreement, dated as of May 18, 2022, among XTO Energy, Inc., a Delaware corporation, and Barnett Gathering, LLC, a Texas limited liability company, on the one hand, collectively, as seller (the “XTO Sellers”), and BKV North Texas, LLC, a Delaware limited liability company, and BKV Midstream, LLC, a Delaware limited liability company, on the other hand, collectively, as purchaser.

“XTO Acquisition Assignments” has the meaning assigned to such term in Section 5.18(a)(iv)

“XTO Acquisition Contribution” has the meaning assigned to such term in Section 5.18(a)(ii).

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“XTO Acquisition Releases” has the meaning assigned to such term in Section 5.18(a)(iv).

“XTO Acquisition Subordinated Shareholder Loan” means the loans incurred by the Borrower pursuant to the XTO Subordinated Shareholder Loan Agreement.

“XTO Acquisition Subordinated Shareholder Loan Agreement” means that certain Amended and Restated Loan Agreement, dated as of June 15, 2022, by and between Banpu North America, as lender, and the Borrower, as borrower, pursuant to which Banpu North America made a term loan in the aggregate principal amount of $75,000,000 to the Borrower.

“XTO Acquisition Termination Date” has the meaning assign to such term in Section 2.08(e).

“XTO Sellers” has the meaning assigned to such term in the definition of “XTO Acquisition Agreement”.

Section 1.02.      Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding”, and the word “through” means “to and including”, (f) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03.      Accounting Terms; GAAP; Pro Forma Calculations.

(a)            Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

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(b)            Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary of the Borrower at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(c)            Except as otherwise expressly provided herein, all pro forma computations required to be made hereunder giving effect to any acquisition or Disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or Disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive Fiscal Quarters ending with the most recent Fiscal Quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last Fiscal Quarter included in the financial statements referred to in Section 3.04(a) and (b)), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or Disposed of (but without giving effect to any synergies or cost savings) and any related incurrence or reduction of Indebtedness, all in accordance with Article 11 of Regulation S-X under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

(d)            Notwithstanding anything to the contrary contained in Section 1.03(a) or in the definition of “Capital Lease Obligations,” for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, GAAP will be deemed to treat leases (whether or not such leases were in effect on such date) that would have been classified as operating leases in accordance with GAAP as in effect on December 31, 2018 in a manner consistent with the treatment of such leases under GAAP as in effect on December 31, 2018, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

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Section 1.04.      Interest Rates; Benchmark Notification. The interest rate on a Term Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.11(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.05.      Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Article II

The Credits

Section 2.01.      Commitments. Subject to the terms and conditions set forth herein, each Term Lender (severally and not jointly) agrees to make Term Loans to the Borrower in Dollars from time to time on any Business Day during the Term Loan Availability Period; provided that (a) the principal amount of any Term Loan made by any Term Lender on any Funding Date shall not exceed the then-available Term Loan Commitment of such Lender (immediately prior to giving effect to the making of such Term Loan) and (b) the aggregate principal amount of all Term Loans made by the Term Lenders during the Term Loan Availability Period shall not exceed the Maximum Term Loan Amount. Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed.

Section 2.02.      Loans and Borrowings.

(a)            Each Term Loan shall be made as part of a Borrowing consisting entirely of Term Benchmark Loans as the Borrower may request in accordance herewith made by the applicable Lenders ratably in accordance with their respective Term Loan Commitments. The failure of any Lender to make any Term Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Term Loans as required.

(b)            Subject to Section 2.11, each Borrowing shall be comprised entirely of Term Benchmark Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Term Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan (and in the case of an Affiliate, the provisions of Sections 2.12 and 2.14 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement.

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(c)            Each Borrowing of Term Loans shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(d)            Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03.      Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by delivering to the Administrative Agent a Borrowing Request signed by the Borrower not later than 11:00 a.m., New York City time three (3) Business Days before the date of the proposed Borrowing (or such later time as may be otherwise approved by the Administrative Agent in its sole discretion); provided that, notwithstanding anything to the contrary herein, no Borrowing Request may be delivered prior to the Initial Availability Date. Each such written Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i)            the aggregate principal amount of the requested Borrowing, which shall comply with the requirements of Section 2.02(c);

(ii)           the date of such Borrowing, which shall be a Business Day; and

(iii)          the location and number of the Borrower’s account or such other account or accounts to which funds are to be disbursed (provided that the proceeds of Term Loans made on the Initial Funding Date shall be deposited into an account of the Borrower held at the Administrative Agent) (such account, the “Initial Funding Date Account”).

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Term Loan to be made as part of the requested Borrowing.

Section 2.04.      Funding of Borrowings.

(a)            Each Lender shall make each Term Loan to be made by it hereunder on the relevant Funding Date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Term Loans available to the Borrower by promptly wiring the amounts of all requested funds so received, in like funds, to an account of the Borrower (or to such other account) designated by the Borrower in the applicable Borrowing Request on the applicable Funding Date.

(b)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may (but shall have no obligation to do so), in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Term Loans comprising such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Term Loan included in such Borrowing.

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Section 2.05.      Interest Rate.

(a)            Each Borrowing shall be a Term Benchmark Borrowing and shall have an Interest Period of six (6) months. There shall be no more than five (5) Term Benchmark Borrowings at any time.

(b)            At the end of each Interest Period, each Borrowing shall be continued as a Term Benchmark Borrowing, with a new Interest Period immediately beginning at the end of the prior Interest Period.

Section 2.06.      Termination and Reduction of Term Loan Commitments.

(a)            The Term Loan Commitments shall be permanently reduced on any Funding Date by the principal amount of Term Loans made on such Funding Date, such reduction to be effective immediately after the funding of such Term Loans. Unless previously terminated, the Term Loan Commitments shall terminate on the earlier of (a) the Commitment Expiration Date and (b) if the XTO Acquisition is not consummated on or prior to the date that is four (4) Business Days after the Initial Funding Date, the XTO Acquisition Termination Date.

(b)            The Borrower may at any time terminate, or from time to time reduce, the Term Loan Commitments; provided that each partial reduction of the Term Loan Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(c)            The Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Term Loan Commitments under paragraph (b) of this Section by 12:00 p.m., New York City time, at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this paragraph (c) shall be irrevocable; provided that a notice of termination of the Term Loan Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Term Loan Commitments shall be permanent. Each reduction of the Term Loan Commitments shall be made ratably among the Term Lenders in accordance with their respective Term Loan Commitments.

(d)            Without limiting any other obligation to pay fees and expenses hereunder, any commitment fees accrued pursuant to Section 2.09 until the effective date of any termination of Term Loan Commitments shall be paid on the effective date of such termination.

Section 2.07.      Repayment of Loans; Evidence of Debt.

(a)            On each Annual Payment Date, the Borrower shall repay the Term Loans in an amount equal to 20.0% of the aggregate principal amount of the Term Loans outstanding at the end of the Commitment Expiration Date (such aggregate principal amount, the “Amortization Base Amount”), with each installment due on any such Annual Payment Date subject to adjustment as a result of any prepayment pursuant to Section 2.08 as provided therein. The Applicable Prepayment Premium shall not apply to repayment of the Term Loans pursuant to this Section 2.07(a).

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(b)            To the extent not previously repaid, the outstanding principal amount of the Term Loans shall be paid in full in Dollars by the Borrower on the Maturity Date.

(c)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Term Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)            The Register and the corresponding entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations. If any conflict exists between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

(f)            Any Lender may request that Term Loans made by it be evidenced by a Note or Notes. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note or Notes payable to such Lender or its registered assigns and substantially in the form of Exhibit A. Thereafter, the Term Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the payee or its registered assigns.

Section 2.08.      Prepayment of Loans.

(a)            Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior written notice in accordance with the provisions of this Section 2.08(a). The Borrower shall notify the Administrative Agent by written notice of any prepayment hereunder not later than 1:00 p.m., New York City time, fifteen (15) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of voluntary prepayment of all Loans then outstanding at any time delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a voluntary prepayment of a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Term Loans shall be an integral multiple of $1,000,000 and not less than $5,000,000. Each voluntary prepayment of a Borrowing pursuant to this Section 2.08(a) shall be applied ratably to the Term Loans included in the prepaid Borrowing in inverse order of maturity. Each voluntary prepayment shall be accompanied by the Applicable Prepayment Premium; provided that the Applicable Prepayment Premium shall not apply to any portion of any such voluntary prepayment made with Specified Funds.

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(b)            Mandatory Prepayments (Prepayment Events). In the event and on each occasion that any Net Proceeds are received by the Borrower or any of its Subsidiaries in respect of any Prepayment Event, the Borrower shall, on the same day that such Net Proceeds are received in the case of a Prepayment Event described in clause (c) of the definition thereof and within three (3) Business Days after such Net Proceeds are received in the case of all other Prepayment Events, prepay the Term Loans in an aggregate amount equal to 100% of such Net Proceeds; provided that, (i) in the case of any Disposition or other Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event” (each, a “Specified Disposition”), no such prepayment shall be required unless the consideration received by the Borrower and its Subsidiaries in respect of such Disposition, together with all other Specified Dispositions consummated since the Effective Date, exceeds $25,000,000. Each prepayment pursuant to this Section 2.08(b) shall be applied ratably to the Term Loans. Each prepayment pursuant to this Section 2.08(b) shall be accompanied by, in the case of a prepayment resulting from an event of the type described in clauses (a) and (c) of the definition of “Prepayment Event”, the Applicable Prepayment Premium. Each prepayment of Term Loans made pursuant to this Section 2.08(b) shall be applied against the remaining scheduled installments of principal due in respect of such Term Loans in inverse order of maturity.

(c)            Mandatory Prepayments (Illegality). If, in any applicable jurisdiction, it becomes unlawful under any Law (or any Governmental Authority has asserted that it is unlawful) for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Term Loan:

(i)            such Lender shall promptly notify the Administrative Agent upon becoming aware of that event (and the Administrative Agent shall promptly notify the Borrower in writing); and

(ii)            upon the Administrative Agent notifying the Borrower, (i) the Commitments of such Lender will be immediately terminated; and (ii) the Borrower shall prepay all Loans of such Lender either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Loan, or immediately, if such Lender may not lawfully continue to maintain such Loan.

(d)            Mandatory Prepayments (Specified Contributions). In the event and on each occasion that the Borrower receives any Specified Contribution, the Borrower shall, no later than the Business Day after such Specified Contribution is received by the Borrower, prepay the Term Loans in an aggregate amount equal to 100% of such Specified Contribution. For the avoidance of doubt, the Applicable Prepayment Premium shall not apply to any mandatory prepayments made under this Section 2.08(d). Each prepayment pursuant to this Section 2.08(d) shall be applied ratably to the Term Loans. Each prepayment of Term Loans made pursuant to this Section 2.08(d) shall be applied against the remaining scheduled installments of principal due in respect of such Term Loans in inverse order of maturity.

(e)            Mandatory Prepayments (Failure of XTO Acquisition to Occur). In the event that the XTO Acquisition is not consummated on or prior to the date that is four (4) Business Days after the Initial Funding Date, the Borrower shall, on the date is that five (5) Business Days after the Initial Funding Date (the “XTO Acquisition Termination Date”), prepay all then-outstanding Term Loans and any other Obligations owing hereunder shall be Paid in Full by the Borrower.

(f)            Notice of Prepayment. The Borrower shall notify the Administrative Agent in writing of any prepayment under Section 2.08 (other than under Section 2.08(e)) not later than 1:00 p.m. New York City time, fifteen (15) Business Days (or, in respect of a prepayment as a result of an event described in clause (c) of the definition of “Prepayment Event”, one (1) Business Day) prior to the date of prepayment (including, with respect to any prepayment under Section 2.08(c), reasonably detailed calculations of the Asset Coverage Ratio, the Fixed Charge Coverage Ratio or the Total Leverage Ratio, as applicable, as of such date after giving effect to such prepayment). Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and a reasonably detailed calculation of the amount of such prepayment.

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(g)            Interest; Breakfunding. All prepayments, whether voluntary or mandatory, pursuant to this Section 2.08 shall be accompanied by accrued interest to the extent required by Section 2.10(d) and any break funding payments required by Section 2.18.

Section 2.09.      Fees.

(a)            Agency Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent, including pursuant to the Agency Fee Letter.

(b)            Lender Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender fees payable pursuant to the Fee Letter.

Section 2.10.      Interest.

(a)            The Term Loans shall bear interest at a rate per annum equal to the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, but in no event to exceed the Maximum Rate.

(b)            Reserved.

(c)            Notwithstanding the foregoing, during the occurrence and continuance of any Event of Default, all Term Loans and other amounts outstanding hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Term Loan outstanding hereunder, 2.0% plus the rate otherwise applicable to such Term Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.0% plus the rate applicable to Term Benchmark Loans as provided in Section 2.10(a), but in no event to exceed the Maximum Rate.

(d)            Accrued interest on each Term Loan shall be payable in arrears on each Interest Payment Date for such Term Loan and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment

(e)            All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Term SOFR Rate, Adjusted Daily Simple RFR or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

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Section 2.11.      Alternate Rate of Interest.

(a)            Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.11, if:

(i)            the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including, without limitation, because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR or Daily Simple SOFR for an RFR Term Loan;

(ii)            the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing that the Adjusted Term SOFR Rate for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, or (B) at any time, the applicable Adjusted Daily Simple RFR for an RFR Term Loan will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Term Loans included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders through any Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple RFR is not also the subject of Section 2.11(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily Simple RFR also is the subject of Section 2.11(a)(i) or (ii) above, on such day, and (2) any RFR Term Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Term Loan.

(b)            Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)            Notwithstanding anything to the contrary herein or in any other Loan Document, in connection with the implementation of any Benchmark Replacement, the Administrative Agent (in consultation with the Borrower) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action by or consent of any other party to this Agreement or any other Loan Document.

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(d)            The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 1 or in any related definitions.

(e)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)            Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing and any conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to (i) with respect to any Term Benchmark Borrowing, an RFR Borrowing so long as the Adjusted Daily Simple RFR is not the subject of a Benchmark Transition Event or (ii) an ABR Borrowing if the Adjusted Daily Simple RFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Term Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Term Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.11, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple RFR is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple RFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Term Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Term Loan.

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Section 2.12.      Increased Costs.

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii)            impose on any Lender or the relevant interbank market any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or Term Loans made by such Lender; or

(iii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (c) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Term Loan or of maintaining its obligation to make any such Term Loan or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)            If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)            A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)            Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

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Section 2.13.      Reserved.

Section 2.14.      Taxes.

(a)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)            Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. On or prior to the last Business Day in February of each calendar year, Borrower shall deliver to the Administrative Agent (for distribution to Lenders) a duly completed IRS Form 1042-S (Copies B, C and D marked for recipient) or any amended or successor version of such form, together with a copy of IRS Form 1042-S (Copy A marked for United States Internal Revenue Service) or any amended or successor version of such form, as filed with the United States Internal Revenue Service by Borrower, stamped as received by the United States Internal Revenue Service or certified as a true copy by an officer of Borrower, and such other supporting documentation evidencing the withholding Tax paid by any Loan Party for the immediately preceding calendar year that Administrative Agent and Lenders may reasonably require to claim a tax credit (including any further certification by an officer of Borrower). Each such IRS Form 1042-S (or any amended or successor version of such form) and other supporting documentation, as applicable, shall specify at least the following information: (A) the name of the taxpayer, (B) the particulars of the income for such immediately preceding calendar year, and (C) the amount of the withholding Tax paid for such immediately preceding calendar year.

(d)            Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

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(f)            Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(i)(A), 2.14(f)(i)(B) and 2.14(f)(i)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing:

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

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(2)	in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;

(3)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)	to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)            Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)            Defined Terms. For purposes of this Section 2.14, the term “applicable law” includes FATCA.

Section 2.15.      Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs.

(a)            The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.12 or 2.14, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent’s account most recently designated by it to the Borrower, except that payments pursuant to Sections 2.08(c), 2.12, 2.14 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest and fees, interest and fees thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

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(b)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due, and expenses then reimbursable, hereunder, such funds shall be applied towards payment of the amounts then so due or reimbursable as follows:

(i)            first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses, indemnities and other amounts payable to the Administrative Agent in its capacity as such;

(ii)           second, ratably to payment or reimbursement of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, interest and premium) payable to the Lenders;

(iii)          third, ratably to payment of accrued interest on the Term Loans;

(iv)         fourth, ratably to payment of principal on the Term Loans and the Applicable Prepayment Premium;

(v)          fifth, ratably to the payment of any other Obligations.

(c)            If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)            Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but will not be obligated to), in reliance upon such assumption, distribute to the relevant Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

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(e)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.16.      Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.12, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.12 or 2.14) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.04(b)(ii)(C), (iii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including, for the avoidance of doubt, any Prepayment Premium) and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iv) such assignment does not conflict with applicable law, and (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Notwithstanding anything in this Section 2.16 to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 8.05.

Section 2.17.      Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            the Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that, except as otherwise provided in Section 9.02, this clause (a) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby; and

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(b)            any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Term Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Term Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Term Loans were made at a time when the conditions set forth in Section 4.03 or Section 4.04 were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of such Defaulting Lender until such time as all Term Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Term Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.18.      Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Term Loans), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08 and is revoked in accordance therewith), or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16 then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

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Article III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 3.01.      Organization; Powers; Subsidiaries. The Borrower and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their organization, have all requisite power and authority to carry on their business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. As of the Effective Date, Schedule 3.01 hereto identifies the Borrower and each Subsidiary of the Borrower, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the equity holders of the Borrower, the Borrower and the other Subsidiaries of the Borrower and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of the Borrower and each Subsidiary of the Borrower are validly issued and outstanding and fully paid and nonassessable and, as of the Effective Date, all such shares and other equity interests indicated on Schedule 3.01 as owned by the equity holders of the Borrower, the Borrower or another Subsidiary of the Borrower are owned, beneficially and of record, by such equity holders of the Borrower, the Borrower or such Subsidiary free and clear of all Liens. As of the Initial Availability Date, each Subsidiary of the Borrower is a Guarantor.

Section 3.02.      Authorization; Enforceability. (a) The Transactions are within each Loan Party’s organizational powers and (b) the Loan Documents are admissible in evidence in each court with proper jurisdiction over the relevant Loan Parties, and each of the foregoing clauses (a) and (b) have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03.      Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other material action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (b) will not violate any applicable material Governmental Requirement or the Organizational Documents of the Borrower or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument in respect of any Material Indebtedness binding upon the Borrower or any of its Subsidiaries or its assets (other than the Loan Documents), or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

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Section 3.04.      Financial Condition; No Material Adverse Change.

(a)            All financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)            Since December 31, 2021, there has been no material adverse change in the business, operations, Properties, liabilities or financial condition of the Borrower and its Subsidiaries, taken as a whole.

(c)            The Financial Model was prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by management of the Borrower to be reasonable at the time made and at the time so furnished (it being recognized that the Financial Model is not to be viewed as facts and is subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that no assurance can be given that any particular financial projections (including the base case financial model) will be realized, that actual results may differ from projected results and that such differences may be material).

Section 3.05.      Maintenance of Properties. Except for such acts or failures to act as could not reasonably be expected to have a Material Adverse Effect, with respect to the Proved Oil and Gas Properties (and Properties unitized therewith) of the Loan Parties (a) operated by the Borrower or any of its Subsidiaries, such Properties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of such Oil and Gas Properties or (b) operated by any third party, the Borrower and each other Loan Party have used their respective commercially reasonable efforts to cause such Properties to be so maintained, operated and developed. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) none of such Oil and Gas Properties of the Loan Parties is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) no well comprising a part of such Oil and Gas Properties (or Properties unitized therewith) of the Loan Parties is in violation of applicable Governmental Requirements, and such wells are producing from, and the well bores are wholly within, such Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties). All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Loan Parties that are necessary to conduct normal operations are being, or in the case of such pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment the maintenance of which is performed by a third-party operator, the Borrower and each other Loan Party is using commercially reasonable efforts to cause such items to be, and to the Borrower’s knowledge such items are, maintained in a state adequate to conduct normal operations (other than those the failure of which to maintain in accordance with this Section 3.05, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect).

Section 3.06.      Litigation and Environmental Matters.

(a)            There are no investigations by or before any arbitrator or Governmental Authority pending against, actions, suits, proceedings or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) that challenge the validity of any of the Loan Documents or (iii) that could affect a material portion of the Properties of Borrower or any of its Subsidiaries when taken as a whole.

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(b)            Except for such matters as set forth on Schedule 3.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(i)            the Properties of the Borrower and its Subsidiaries are in compliance with all applicable Environmental Laws, the Borrower and its Subsidiaries have operated their respective Properties in compliance with all applicable Environmental Laws, and to the knowledge of the Borrower, such Properties were operated in compliance with applicable Environmental Laws prior to the acquisition thereof by the Borrower or the applicable Subsidiary;

(ii)            the Borrower and its Subsidiaries have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of Borrower or any other Subsidiary has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(iii)            there are no claims, written demands, suits, orders, investigations, requests for information by a Governmental Authority or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Law that is pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries arising from the ownership or operation of their respective Properties, and to the knowledge of the Borrower, there are no conditions or circumstances that are reasonably expected to result in the receipt of such claims, written demands, suits, orders, investigations, requests for information or proceedings;

(iv)            to the knowledge of the Borrower, none of the Properties of the Borrower or any Subsidiary contain any: (i) regulated underground storage tanks; (ii) friable asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to the Resource Conservation and Recovery Act of 1976 or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(v)            since the acquisition by the Borrower or any Subsidiary of any Property, or to the knowledge of the Borrower prior to such acquisition, there has been no Release or threatened Release at any of the Properties of the Borrower and its Subsidiaries that would reasonably be expected to result in liability to, or require Remedial Work by, the Borrower or any of its Subsidiaries at any such Properties pursuant to applicable Environmental Law; and there is no on-going Remedial Work at any of such Properties;

(vi)            neither the Borrower nor any of its Subsidiaries has received any written notice asserting the alleged liability or obligation of the Borrower or any of its Subsidiaries under any applicable Environmental Laws with respect to the presence of Hazardous Materials at, under or Released or threatened to be Released from any Properties offsite the Properties of the Borrower and its Subsidiaries; and

(vii)            to the knowledge of the Borrower, there has been no exposure of any Person or Property to any Hazardous Materials as a result of the operations of any of the Properties of the Borrower and its Subsidiaries that would reasonably be expected to result in damages or compensation against the Borrower or any of its Subsidiaries.

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(c)            Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, there are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to their knowledge, threatened in writing. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, the hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters. Except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, all payments due from the Borrower or any of its Subsidiaries, or for which any claim may be made against the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which the Borrower or any of its Subsidiaries is bound except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 3.07.      Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all Governmental Requirements applicable to it or its Property and all indentures, agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except in each case where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08.      Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09.      Taxes.

(a)            Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP (to the extent required by GAAP).

(b)            Under the laws of the country of Thailand, it is not necessary that any of the Loan Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation the Loan Documents other than a stamp duty of Baht 10,000 payable on an executed copy of this Agreement (and a stamp duty of Baht 5 for each counterparty thereof) which must be paid within fifteen (15) days of execution if executed in Thailand or within 30 days of the original being taken into Thailand if executed outside Thailand.

Section 3.10.      ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect.

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Section 3.11.      Disclosure. None of the reports, financial statements, certificates or other written information (other than information of a general economic or industry specific nature) furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, geological and geophysical data, engineering projections and other forward looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that such projections will be realized and actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material and it being further understood that projections concerning volumes attributable to the Oil and Gas Properties of the Loan Parties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Loan Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate).

Section 3.12.      Federal Reserve Regulations. No part of the proceeds of any Term Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 3.13.      Liens. There are no Liens on any of the Properties of the Borrower or any of its Subsidiaries except for Liens permitted by Section 6.02.

Section 3.14.      No Default. No Default or Event of Default has occurred and is continuing.

Section 3.15.      Indebtedness with Banpu. As of the Effective Date and the Initial Funding Date, there does not exist any Indebtedness owing to Banpu or any Affiliate thereof (including Banpu North America, but excluding the Borrower or any Subsidiary thereof) by the Borrower or any other Loan Party, other than (a) the Amended and Restated Shareholder Loans and (b) the loans made under the BKV-Temple Loan Agreement.

Section 3.16.      Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and the Initial Availability Date and on the date of any Borrowing hereunder, the Borrower individually and the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 3.17.      Insurance. The Borrower maintains, and has caused each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance as required by Section 5.12 on all of their Property in such amounts, subject to such deductibles and self-insurance retentions and covering such Properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 3.18.      Pari Passu Ranking. The obligations of each Loan Party under the Loan Documents to which it is a party rank at least equally with all of the unsecured and unsubordinated Indebtedness of such Loan Party, except liabilities mandatorily (and not consensually) preferred by law, and ahead of all subordinated indebtedness, if any, of such Loan Party.

Section 3.19.      Anti-Corruption Laws; USA PATRIOT Act; Anti-Terrorism Laws and Sanctions.

(a)            The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, the Subsidiaries, BKV-BPP and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

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(b)            The Borrower, the Subsidiaries, BKV-BPP, their respective officers and employees and, to the knowledge of the Borrower, their respective directors and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not engaged in any activity that would reasonably be expected to result in any of the Borrower, the Subsidiaries or BKV-BPP being designated as a Sanctioned Person.

(c)            None of (x) the Borrower, any Subsidiary, BKV-BPP or any of their respective directors, officers or employees, or (y) to the knowledge of the Borrower, any agent of the Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The Borrower will not directly or indirectly use the proceeds from the Term Loans or lend, contribute or otherwise make available such proceeds to the Borrower, any Subsidiary, BKV-BPP, joint venture partner or other Person, for the purpose of financing the activities of any Person subject to any applicable Sanctions.

Section 3.20.      Use of Proceeds. The Borrower will use the proceeds of the Term Loans solely to finance the XTO Acquisition (including all costs and expenses in connection therewith). No part of the proceeds of any Term Loan will be used, whether directly or indirectly, (x) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X or (y) to repay any Subordinated Shareholder Loan.

Section 3.21.      Material Contracts. No Loan Party is in breach of any Material Contracts. Each Material Contract is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.22.      Properties; Title; Etc.

(a)            Each of the Loan Parties has defensible title (subject to Immaterial Title Deficiencies) to the Proved Oil and Gas Properties evaluated in the most recently delivered Reserve Report (except for those Properties that have been Disposed of since the date of such Reserve Report in accordance with this Agreement or leases which have expired in accordance with their terms). Each of the Loan Parties has good title to, or valid leasehold interests in, licenses of, or rights to use, all of its material personal Properties (except for those Properties that have been Disposed of from time to time after the Effective Date in accordance with this Agreement and any leases which have expired in accordance with their terms), free and clear of all Liens except for Permitted Liens. After giving full effect to such Permitted Liens, Immaterial Title Deficiencies, any Dispositions of Properties made after the Effective Date in accordance with this Agreement and any leases which have expired in accordance with their terms, the Loan Party specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report (except for those Properties that have been Disposed of since the date of such Reserve Report in accordance with this Agreement or leases which have expired in accordance with their terms), and except as otherwise provided by statute, regulation or the provisions of any applicable joint operating agreement, unitization agreement or other similar agreement, the ownership of such Properties shall not in any material respect obligate such Loan Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of such Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in such Loan Party’s net revenue interest in such Property.

(b)            Except for matters that could not reasonably be expected to have a Material Adverse Effect, (i) all leases and agreements necessary for the conduct of the business of the Loan Parties are valid and subsisting and in full force and effect and (ii) there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases.

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(c)           Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property used in its business except where any such failure to own or be licensed to use (including the granting of licenses), individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and the use thereof by such Loan Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Loan Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

(d)           All of the Properties of the Borrower and its Subsidiaries which are reasonably necessary for the operation of their businesses are in good working condition (ordinary wear and tear and casualty events excepted) and are maintained in accordance with prudent business standards.

Section 3.23. Gas Imbalances; Prepayments. On a net basis there are no gas imbalances, take-or-pay or other prepayments with respect to the Proved Oil and Gas Properties of the Loan Parties which would require any Loan Party to deliver Hydrocarbons either generally or produced from Oil and Gas Properties at some future date with a value of $5,000,000 or more, which, in the case of imbalances would be satisfied no later than forty five (45) days after being incurred.

Section 3.24. Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 3.24, or thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or another Loan Party is receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the Property’s delivery capacity), no Loan Party is a party to a material agreement that is not cancelable on sixty (60) days’ notice or less without penalty or detriment for the sale of production from the Loan Parties’ Hydrocarbons (including calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertains to the sale of production at a fixed price (excluding a fixed differential) and (b) has a maturity or expiry date of longer than six (6) months from the date of such disclosure or the date of such Reserve Report, as applicable.

Section 3.25. Swap Agreements. Schedule 3.25 sets forth a true and complete list of all Swap Agreements of the Loan Parties in effect as of the Effective Date, the material terms thereof (including the type, effective date, term or termination date and notional amounts or volumes), the estimated net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement, which such counterparty is an Approved Swap Counterparty.

Section 3.26. Ad Valorem and Severance Taxes. Except to the extent that the failure to pay or discharge would not reasonably be expected to result in a loss or forfeiture of any material Oil and Gas Property of the Loan Parties, each of the Loan Parties has paid and discharged all ad valorem Taxes that are payable and have been assessed against its Oil and Gas Properties or any part thereof and all production, severance and other Taxes that are payable and have been assessed against, or measured by, the production or the value, or proceeds, of the production therefrom, other than Taxes that are being contested in accordance with the provisions of Section 5.04.

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Section 3.27. Beneficial Ownership Certification. As of the Effective Date, all of the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

Article IV

Conditions

Section 4.01. Effective Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           Credit Agreement. The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.

(b)           Closing Certificates. The Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:

(i)            Officer’s Certificate. A certificate from a Responsible Officer of the Borrower, certifying that the conditions specified in Sections 4.01(c) have been satisfied.

(ii)           Secretary’s Certificate. A certificate from the secretary of the Borrower (or if the Borrower does not have a secretary, a Responsible Officer) certifying as to the incumbency and genuineness of the signature of each Responsible Officer of the Borrower executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation (or equivalent) of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority (to the extent available) in its jurisdiction of incorporation (or equivalent), (B) the bylaws or other governing document of the Borrower as in effect on the Effective Date (including all amendments thereto and such amendments as reasonably requested by the Administrative Agent), (C) resolutions duly adopted by the board of directors (or other governing body) of the Borrower authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is or will be a party, and (D) each certificate required to be delivered pursuant to Section 4.01(b)(iii).

(iii)          Certificates of Good Standing. To the extent available, certificates as of a recent date as to the good standing of the Borrower under the laws of its jurisdiction of incorporation, (or equivalent) and, to the extent requested by the Administrative Agent, each other jurisdiction where the Borrower owns Oil and Gas Properties or is qualified to do business and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that the Borrower has filed required tax returns and owes no delinquent taxes.

(c)           Representations and Warranties; Defaults; Material Adverse Effect.

(i)            The representations and warranties of the Borrower and the other Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (or, with respect to any representation or warranty qualified by materiality or a material adverse change or material adverse effect standard, in all respects) on and as of the Effective Date (although any representations and warranties which expressly relate to an earlier date shall be required only to be true and correct in all material respects (or, with respect to any representation or warranty qualified by materiality or a material adverse change or material adverse effect standard, in all respects) as of the specified earlier date).

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(ii)           At the time of and immediately after giving effect to the Transactions to occur on the Effective Date, no Default or Event of Default shall have occurred and be continuing.

(iii)          Since December 31, 2021, there has not occurred any event, development or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(d)           Fee Letters. The Administration Agent shall have received a fully executed Fee Letter and a fully executed Agency Fee Letter.

(e)           Miscellaneous.

(i)            USA PATRIOT Act, Etc. Each Loan Party shall have provided to the Administrative Agent and the Lenders at least five (5) Business Days prior to the Effective Date the documentation and other information requested by the Administrative Agent or any Lender in order to comply with requirements of the USA PATRIOT Act and applicable “know your customer” and anti-money laundering rules and regulations, including but not limited to the Borrower’s Form W-9. If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have delivered to the Administrative Agent and directly to any Lender requesting the same, a Beneficial Ownership Certification at least ten Business Days prior to the Effective Date.

(ii)           Payment of Fees; Expense Reimbursement. The Administrative Agent and the Lenders shall have received payment of all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least one Business Day prior to the Effective Date (or otherwise set forth in a funds flow or similar statement approved by the Borrower), reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Loan Parties hereunder (including payment of the invoiced and reasonable documented fees, charges and out-of-pocket expenses of outside counsel to the Administrative Agent, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent)).

(iii)          Due Diligence. The Administrative Agent and each Lender shall have completed its business due diligence investigation (including the receipt of any requested due diligence reports), and each Lender and the Administrative Agent and its counsel shall have completed all legal due diligence, in each case the results of which shall be satisfactory to each Lender and the Administrative Agent.

Without limiting the generality of the provisions of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.01, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto.

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Section 4.02. Initial Availability Date. The occurrence of the Initial Availability Date is subject to the satisfaction (or wavier in accordance with Section 9.02) of the following conditions:

(a)           Additional Loan Documents. The Administrative Agent shall have received:

(i)            Notes executed by the Borrower in favor of each Lender, if any, which has requested Notes pursuant to Section 2.07(f), duly completed and dated the Effective Date; and

(ii)           from each party thereto, counterparts (in such number as may be requested by the Administrative Agent) of the Guaranty Agreement signed on behalf of such party.

(b)           Closing Certificates. The Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:

(i)            Officer’s Certificate. A certificate from a Responsible Officer of the Borrower, certifying (A) that the conditions specified in Sections 4.02(g) have been satisfied, (B) that either (i) all governmental, shareholder and third party consents, licenses and approvals required pursuant to Section 4.02(h)(i) have been received by the Loan Parties and are in full force and effect, or (ii) no such consents, licenses or approvals are so required and (C) as to the matters set forth in Section 4.02(h)(ii).

(ii)           Secretary’s Certificate. A certificate from the secretary of each Loan Party (or if such Loan Party does not have a secretary, a Responsible Officer) certifying as to the incumbency and genuineness of the signature of each Responsible Officer of such Loan Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Loan Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority (to the extent available) in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws, partnership agreement, limited liability company agreement or other governing document of such Loan Party as in effect on the Initial Availability Date (including all amendments thereto and such amendments as reasonably requested by the Administrative Agent), (C) resolutions duly adopted by the board of directors (or other governing body) of such Loan Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 4.02(b)(iii).

(iii)          Certificates of Good Standing. To the extent available, certificates as of a recent date as to the good standing of each Loan Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, and, to the extent requested by the Administrative Agent, each other jurisdiction where such Loan Party owns Oil and Gas Properties or is qualified to do business and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Loan Party has filed required tax returns and owes no delinquent taxes.

(c)           Opinions. The Administrative Agent shall have received (i) a favorable opinion of counsel from Fox Rothschild LLP, special counsel to the Loan Parties and (ii) a favorable opinion of counsel from Sidley Austin LLP, special counsel to the Administrative Agent, in each case in form and substance satisfactory to the Administrative Agent. Each such opinion shall be addressed to the Administrative Agent and the Lenders and shall expressly permit reliance by the permitted successors and assigns of the Administrative Agent and the Lenders.

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(d)           Lien Searches and Environmental Assessments.

(i)            Lien Searches. The Administrative Agent shall have received the results of a recent Lien search (including a search as to judgments, bankruptcy and tax matters), in form and substance reasonably satisfactory to the Administrative Agent, in each of the jurisdictions or offices in which UCC financing statements or other filings or recordations (including mortgages) should be made to evidence or perfect security interests in the assets of each of the Loan Parties, indicating among other things that the assets of each such Loan Party are free and clear of any Lien (except for Permitted Liens).

(ii)           Environmental Assessments. The Administrative Agent shall be satisfied with the environmental condition of the XTO Acquired Assets and the Oil and Gas Properties of the Loan Parties and shall have received copies of all existing environmental assessments and other environmental reports relating thereto.

(e)           Property and Liability Insurance. The Administrative Agent shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent, evidence of property and liability insurance covering each Loan Party (with appropriate endorsements naming the Administrative Agent as “additional insured” on all policies for liability insurance) and the properties of the Loan Parties satisfying the requirements of Section 5.12, evidence of payment of all insurance premiums for the current policy year of each such policy, and if requested by the Administrative Agent, copies of such insurance policies.

(f)            Financial Matters.

(i)            Financial Statements. The Administrative Agent shall have received the audited consolidated balance sheet and statements of income or operations, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries as of and for the Fiscal Year ended December 31, 2021, reported on by PricewaterhouseCoopers, independent public accountants.

(ii)           Model. The Administrative Agent shall have received a base case financial model (the “Financial Model”) for the Borrower and its Subsidiaries for the succeeding five year period, in form and substance, and as of a date, reasonably acceptable to the Administrative Agent and the Lenders. Such model shall demonstrate compliance with the financial covenants set forth in Section 6.11 (it being understood that such financial model shall be a good faith projection).

(g)           Representations and Warranties; Defaults; Material Adverse Effect.

(i)            The representations and warranties of the Borrower and the other Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (or, with respect to any representation or warranty qualified by materiality or a material adverse change or material adverse effect standard, in all respects) on and as of the Initial Availability Date (although any representations and warranties which expressly relate to an earlier date shall be required only to be true and correct in all material respects (or, with respect to any representation or warranty qualified by materiality or a material adverse change or material adverse effect standard, in all respects) as of the specified earlier date).

(ii)           At the time of and immediately after giving effect to the Transactions to occur on the Initial Availability Date, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower shall be in pro forma compliance with each of the financial covenants set forth in Section 6.11.

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(iii)          Since December 31, 2021, there has not occurred any event, development or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(h)           Consents; Proceedings.

(i)            Governmental and Third Party Approvals. The Loan Parties shall have received all governmental, shareholder and third party consents, licenses and approvals necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents, other than the Hart-Scott-Rodino Act and any other governmental, shareholder and third party consents, licenses and approvals necessary in connection with the XTO Acquisition that would not result in a Material Adverse Effect.

(ii)           No Injunction, Etc. No action, proceeding or investigation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain or prohibit the execution and delivery by the Loan Parties of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(i)            Initial Reserve Reports. The Administrative Agent shall have received the Initial Reserve Reports.

(j)            Title. The Administrative Agent shall have received title information in form and substance reasonably satisfactory to the Administrative Agent setting forth the status of title to at least (i) 75% of Midstream Properties (as determined by the Administrative Agent) and 75% of the Total Proved PV-10 of the Oil and Gas Properties of the Loan Parties other than the XTO Acquired Assets.

(k)           Amended and Restated Shareholder Loan Agreements. The Administrative Agent shall have received true and correct copies of duly executed Amended and Restated Shareholder Loan Agreements, each in form and substance satisfactory to the Administrative Agent.

(l)            Subordination Agreement. The Administrative Agent shall have received from each party thereto, fully executed counterparts of the Subordination Agreement.

(m)          Miscellaneous.

(i)            Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent and the Lenders shall have received copies of all other documents, certificates and instruments reasonably requested thereby with respect to the transactions contemplated by this Agreement.

(ii)           Payment of Fees; Expense Reimbursement. The Administrative Agent and the Lenders shall have received payment of all fees and other amounts due and payable on or prior to the Initial Availability Date, including, to the extent invoiced at least one Business Day prior to the Initial Availability Date (or otherwise set forth in a funds flow or similar statement approved by the Borrower), reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Loan Parties hereunder (including payment of the invoiced and reasonable documented fees, charges and out-of-pocket expenses of outside counsel to the Administrative Agent, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent)).

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Section 4.03. Initial Funding Date. The obligation of each Lender to make a Term Loan on the Initial Funding Date is subject to the satisfaction of the following conditions:

(a)           Anticipated Closing of XTO Acquisition. The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower, dated as of the Initial Funding Date, certifying that (i) the Borrower expects the XTO Acquisition to be consummated on or before the date that is four (4) Business Days after the Initial Funding Date and (ii) all conditions precedent to the XTO Acquisition under the XTO Acquisition Agreement (other than funding of the Purchase Price (as defined in the XTO Acquisition Agreement) to the XTO Sellers) have been met.

(b)           Solvency Certificate. The Borrower shall have delivered to the Administrative Agent a certificate in the form of Exhibit G; and

(c)           Funds Flow Memorandum. The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower, dated as of the Initial Funding Date, attaching a certified copy of the Funds Flow Memorandum.

Section 4.04. Other Conditions to Each Funding Date. The obligation of each Lender to make a Term Loan on each Funding Date (including the Initial Funding Date) is subject to the satisfaction of the following additional conditions:

(a)           The representations and warranties of the Borrower and the other Loan Parties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (or, with respect to any representation or warranty qualified by materiality or a material adverse change or material adverse effect standard, in all respects) on and as of the date of such Borrowing (although any representations and warranties which expressly relate to an earlier date shall be required only to be true and correct in all material respects (or, with respect to any representation or warranty qualified by materiality or a material adverse change or material adverse effect standard, in all respects) as of the specified earlier date);

(b)           At the time of and immediately after giving effect to such Borrowing, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower shall be in pro forma compliance with each of the financial covenants set forth in Section 6.11; and

(c)           The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower and the other Loan Parties on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.03.

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Article V

Affirmative Covenants

From the Effective Date until Payment in Full, the Borrower covenants and agrees with the Lenders that:

Section 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (for distribution to each Lender):

(a)           within ninety (90) days after the end of each Fiscal Year of the Borrower (or, after a Qualified IPO, if earlier, by the date that the Annual Report on Form 10-K of the Borrower for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form) (commencing with the Fiscal Year ending December 31, 2022), (i) the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income or operations, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by PricewaterhouseCoopers or other independent public accountants of recognized national standing or otherwise acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries on a consolidated basis as of such date and the results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis for such Fiscal Year, in each case in accordance with GAAP consistently applied and (ii) a narrative management discussion and analysis of the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries for such Fiscal Year;

(b)           within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower (or, after a Qualified IPO, if earlier, by the date that the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form) (commencing with the Fiscal Quarter ending June 30, 2022), the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statements of income or operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then-elapsed portion of the then-current Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition of the Borrower and its Consolidated Subsidiaries on a consolidated basis as of such date and the results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis for the period or periods then ended, in each case in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           concurrently with any delivery of financial statements under clauses (a) or (b) of this Section 5.01, a Compliance Certificate (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations of the financial covenants contained in Section 6.11 (to the extent required to be tested as of the last day of the fiscal period covered by such financial statements);

(d)           promptly following the written request of the Administrative Agent, certificates of insurance coverage and endorsements with respect to the insurance required by Section 5.12, in form and substance reasonably satisfactory to the Administrative Agent, and, if requested by the Administrative Agent, all copies of the applicable policies;

(e)           (i) not later than ninety (90) days prior to the end of each Fiscal Year (beginning the Fiscal Year ending December 31, 2022), a draft unapproved Budget for the following Fiscal Year, which shall be subject to review by the Administrative Agent, (ii) not later than thirty (30) days prior to the end of each Fiscal Year (beginning the Fiscal Year ending December 31, 2022), a copy of a Budget for the following Fiscal Year that has been approved by the Administrative Agent, and (iii) within 45 days after the end of each Fiscal Quarter (beginning the Fiscal Quarter ending March 31, 2023) a cash forecast for the succeeding 12-month period in form and substance acceptable to the Administrative Agent (the “Cash Reforecast”); provided that, if the Borrower makes any Restricted Payment or Restricted Debt Payment after the Fiscal Year ending December 31, 2022, the Cash Reforecast to be delivered within 45 days after the end of the Fiscal Quarter ending June 30 must be delivered to the Administrative Agent prior to the date of such Restricted Payment or Restricted Debt Payment;

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(f)            concurrently with the delivery of any draft unapproved Budget pursuant to Section 5.01(e)(i) or any approved Budget pursuant to Section 5.01(e)(ii), a forecast of the volume of production and forecasted sales attributable to production (and the forecasted prices at which such sales are to be made and the projected revenues derived from such sales) from Oil and Gas Properties for the related Fiscal Year covered by such Budget, including setting forth the related projected ad valorem, severance and production taxes and lease operating expenses attributable thereto and projected to be incurred for each month during such Fiscal Year (all in form and substance acceptable to the Administrative Agent);

(g)           promptly following the written request of the Administrative Agent, copies of any Material Contract and any amendments, modifications, waivers, or supplements thereto;

(h)           promptly following the written request of the Administrative Agent, a list of all Persons purchasing Hydrocarbons from the Borrower or any of its Subsidiaries under contracts with a term exceeding one month (or, with respect to Oil and Gas Properties that are not operated by the Borrower or any of its Subsidiaries, a list of the operators of such properties);

(i)            within forty-five (45) days after the end of each Fiscal Quarter, a report setting forth, for each calendar month such Fiscal Quarter, the volume of production and sales attributable to production for which cash activity has been recorded (and the prices at which such sales were made and the revenues derived from such sales) from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month;

(j)            within forty-five (45) days after the end of each Fiscal Quarter, a report setting forth the Capital Expenditures made by the Borrower and its Subsidiaries during such Fiscal Quarter, in reasonable detail;

(k)           within forty-five (45) days after the end of each Fiscal Quarter, (i) a report setting forth, as of the last day of such Fiscal Quarter, a summary of all outstanding Swap Agreements (including the type, strike price and notional amounts or volumes), any credit support documents relating thereto, any margin required or supplied under any credit support document, the counterparty to each such Swap Agreement and (ii) demonstrating compliance with the requirements of Section 5.16(b) with respect to Swap Agreements to be entered into or maintained within fourteen (14) days after the end of the Fiscal Quarter most recently ended;

(l)            not less than three (3) Business Days’ prior to making a Restricted Payment pursuant to Section 6.08(d) or Restricted Debt Payments pursuant to Section 6.18(a)(ii), a certificate of a Financial Officer in substantially the form of Exhibit F hereto setting forth (i) the Specified Amount, including the calculation thereof, as of the date of delivery of such certificate and (ii) the Specified Amount immediately after giving effect to such Restricted Payment or Restricted Debt Payment;

(m)          within ten (10) days after the receipt of any filed-stamped copies of any XTO Acquisition Assignment or XTO Acquisition Release, the Borrower shall deliver copies of such XTO Acquisition Assignment or XTO Acquisition Release to the counsel of the Administrative Agent;

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(n)           promptly following the written request of the Administrative Agent, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary of the Borrower, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; and

(o)           promptly following the written request of the Administrative Agent, all documentation and other information that such Lender or the Administrative Agent reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

Section 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent (for distribution to each Lender) the following:

(a)           promptly, and in any event within five (5) Business Days after a Responsible Officer of the Borrower or any of its Subsidiaries obtains knowledge of the occurrence thereof, written notice of the occurrence of any Default;

(b)           promptly, and in any event within five (5) Business Days after a Responsible Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Subsidiaries that could reasonably be expected to result in the imposition of liability in excess of $10,000,000 to the extent not covered by insurance, subject to normal deductibles;

(c)           promptly, and in any event within five (5) Business Days after a Responsible Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in the imposition of liability in excess of $10,000,000;

(d)           promptly upon the receipt thereof, or the acquisition of knowledge by a Responsible Officer of a Loan Party, a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person (i) concerning violations or alleged violations of Environmental Laws that seek to impose liability therefor in excess of $10,000,000, or (ii) concerning any action or omission on the part of any of such Loan Party in connection with Hazardous Materials that could reasonably result in the imposition of liability in excess of $10,000,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Materials into the environment and such action or clean-up could reasonably be expected to exceed $10,000,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA;

(e)           promptly after a Responsible Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, the occurrence of any Casualty Event with respect to Property of the Borrower or any of its Subsidiaries with a fair market value in excess of $10,000,000 or the commencement of any action of proceeding that could reasonably be expected to result in such a Casualty Event, together with a reasonably detailed description thereof;

(f)            promptly after a Responsible Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

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(g)           promptly, and in any event within ten (10) Business Days after a Responsible Officer of Borrower or any of its Subsidiaries obtains knowledge thereof, written notice of the receipt by Borrower or any of its Subsidiaries of any written default notices under or with respect to any Material Contract; and

(h)           prior to any Disposition under Section 6.04 anticipated to generate in excess of $5,000,000 in Net Proceeds, prior written notice of such Disposition, which notice shall (i) describe such Disposition and the nature and material terms and conditions of such transaction and (ii) state the estimated Net Proceeds anticipated to be received by any Loan Party from such Disposition.

Each notice delivered under clauses (a) through (g) of this Section shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

After the occurrence of a Qualified IPO, documents required to be delivered pursuant to Section 5.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that: (A) upon written request by the Administrative Agent (or any Lender through the Administrative Agent) to the Borrower, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

Section 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each jurisdiction in which its Oil and Gas Properties are located or the ownership of its Properties require such qualification, in each case (other than with respect to the preservation of existence of any Loan Party) except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

Section 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except with respect to any Tax liabilities where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP (to the extent required under GAAP) or (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any Proved Oil and Gas Properties with an aggregate fair market value in excess of $5,000,000.

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Section 5.05. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to:

(a)           operate its Oil and Gas Properties, or cause such Oil and Gas Properties to be operated, in a reasonably prudent manner in accordance with the customary practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all applicable Governmental Requirements, including applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of such Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(a)           maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its Oil and Gas Properties and other Properties material to the operation thereof, including all equipment, machinery and facilities, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b)           promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all material delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties (except where the validity or amount thereof is being contested in good faith by appropriate proceedings and the applicable Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP (to the extent required by GAAP)) and will do all other things necessary, in accordance with industry standards, to keep unimpaired its rights with respect thereto and prevent any forfeiture thereof or default thereunder, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

(c)           promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other Properties material to the operation thereof, except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect;

(d)           operate its Oil and Gas Properties and other Properties material to the operation thereof, or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated, in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; and

(e)           to the extent that neither the Borrower nor any Subsidiary of the Borrower is the operator of any Property, use commercially reasonable efforts to cause the operator to comply with the requirements of this Section 5.05.

Section 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries that are full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at reasonable times during normal business hours; provided that, excluding any such visits and inspections during the continuation of any Event of Default, only the Administrative Agent (or any of its representatives or independent contractors) on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.06 and, unless an Event of Default shall have occurred and be continuing, the Borrower shall only be responsible for the costs and expenses of one such visit and inspection per calendar year. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent accountants. Notwithstanding anything to the contrary in this Section 5.06, none of the Borrower nor any Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law or any material binding agreement between the Borrower or any of the Subsidiaries and a Person that is not the Borrower or any of the Subsidiaries and not entered into in contemplation of preventing such disclosure, inspection or examination or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

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Section 5.07. Environmental Laws. The Borrower shall, at its sole expense: (i) comply, and shall cause its real property and operations and each of its Subsidiaries and each of its Subsidiaries’ real property and operations to comply, with applicable Environmental Laws, the breach of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each of its Subsidiaries not to Release or threaten to Release, any Hazardous Material on, under, about or from any Properties of the Borrower or any of its Subsidiaries or any other Property offsite the Property to the extent caused by the operations of the Borrower or any of its Subsidiaries except in compliance with applicable Environmental Laws, if and to the extent that the Release or threatened Release of such Hazardous Materials, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each of its Subsidiaries to timely obtain or file, all Environmental Permits to be obtained or filed in connection with the operation or use of any Properties of the Borrower or any of its Subsidiaries, if and to the extent that the failure to obtain or file such Environmental Permits, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each of its Subsidiaries to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event such Remedial Work is required or is reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of Hazardous Material on, under, about or from any real property of the Borrower or any of its Subsidiaries, if and to the extent that failure to commence and diligently prosecute to completion such Remedial Work, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause each Subsidiary to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation which claim could reasonably be expected to have a Material Adverse Effect; and (vi) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and the other Subsidiaries’ obligations under this Section 5.07 are timely and fully satisfied, to the extent the failure to establish and implement such procedures could reasonably be expected to have a Material Adverse Effect. To the extent that neither the Borrower nor any Subsidiary is the operator of any Oil and Gas Property, the Borrower and the Subsidiaries shall use commercially reasonable efforts to cause the operator to comply with the requirements of this Section 5.07.

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Section 5.08. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.09. Use of Proceeds. The Borrower will use the proceeds of the Term Loans only for the purposes set forth in Section 3.20. The Borrower will not request any Borrowing and shall not use, and shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, directly or indirectly, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation, by any Person, of any Sanctions or other anti-money laundering rules and regulations applicable to any party hereto.

Section 5.10. Compliance with ERISA. In addition to and without limiting the generality of Section 5.08, the Borrower shall, and shall cause each of its Subsidiaries and each ERISA Affiliate to, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and interpretations thereunder with respect to all Plans and other employee benefit plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each employee benefit welfare plan (as defined in Section 3(1) of ERISA) in such a manner that will not result in any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Plan or other employee benefit plan as may be reasonably requested by the Administrative Agent or the Required Lenders.

Section 5.11. Subsidiary Guarantors; Further Assurances.

(a)            In the event that, at any time after the Effective Date, any Person becomes a Subsidiary of the Borrower, whether pursuant to formation, acquisition or otherwise, the Borrower shall promptly (and, in any event, within thirty (30) days after such formation, acquisition or otherwise, as such time period may be extended by the Administrative Agent in its sole discretion) (i) cause such Subsidiary to (A) become a Guarantor by delivering to the Administrative Agent a duly executed supplement to the Guaranty Agreement or such other document as the Administrative Agent shall deem reasonably appropriate for such purpose and (B) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 4.01 as may be reasonably requested by the Administrative Agent.

(b)          The Borrower and each Subsidiary will, at its sole expense, promptly execute and deliver to each Agent all such other documents, agreements and instruments reasonably requested by such Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of any Loan Party, as the case may be, in the Loan Documents or to correct any omissions in this Agreement, or to make any recordings, file any notices or obtain any consents, all as such Agent may deem necessary or advisable in its reasonable discretion.

Section 5.12. Insurance. The Borrower will, and will cause each of its Subsidiaries to maintain with financially sound and reputable carriers insurance in such amounts and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and as may be required by applicable material Governmental Requirements. The Borrower will furnish to the Lenders, upon the request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

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Section 5.13. Management of BKV-BPP. The Borrower will cause the management, business and affairs of each of the Borrower and its Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of BKV-BPP to creditors thereof and by not permitting assets of the Borrower and its Subsidiaries to be commingled with those of BKV-BPP) so that BKV-BPP will be treated as an entity separate and distinct from the Borrower and each Subsidiary.

Section 5.14. Reserve Reports.

(a)           Within sixty (60) days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ending December 31, 2022), the Borrower shall furnish to the Administrative Agent (for distribution to the Lenders) (i) a Reserve Report prepared by the Borrower and audited by one or more Approved Petroleum Engineers (each, an “Approved Petroleum Engineer Reserve Report”) evaluating the Oil and Gas Properties of the Borrower and the other Loan Parties to which Proved Reserves are attributable as of December 31st of such Fiscal Year and (ii) with respect to such Reserve Report, related Reserve Report Supporting Materials.

(b)          Within forty-five (45) days after the end of each Fiscal Quarter ending on June 30th of each Fiscal Year (commencing with June 30, 2023), the Borrower shall furnish to the Administrative Agent (for distribution to the Lenders) (i) a Reserve Report evaluating the Oil and Gas Properties of the Borrower and the other Loan Parties to which Proved Reserves are attributable as of June 30th of such Fiscal Year, such Reserve Report to be prepared internally by or under the supervision of the chief petroleum engineer of the Borrower, who shall certify such Reserve Report to be true and accurate in all material respects and, except as otherwise specified therein, to have been prepared in accordance with the procedures used in the immediately preceding Approved Petroleum Engineer Reserve Report and (ii) with respect to any such Reserve Report, related Reserve Report Supporting Materials.

(c)           Reserved.

(d)           With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent (for distribution to the Lenders) a certificate (the “Reserve Report Certificate”) from a Responsible Officer certifying on behalf of the Borrower that in all material respects: (i) the information furnished by the Loan Parties to the applicable petroleum engineers in connection with the preparation of such Reserve Report is true and correct in all material respects, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and the other Loan Parties and production and cost estimates contained in the Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate, (ii) each of the Borrower and the other Loan Parties has defensible title (subject to Immaterial Title Deficiencies) to the Proved Oil and Gas Properties evaluated in the related Reserve Report (except for those Properties that have been Disposed of since the date of such Reserve Report in accordance with this Agreement or leases which have expired in accordance with their terms), (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take-or-pay or other prepayments in excess of the threshold specified in Section 3.23 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any other Loan Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Loan Parties’ Proved Oil and Gas Properties have been sold (other than Hydrocarbons sold in the ordinary course of business) since the date of the previous Reserve Report except as set forth on an exhibit to the certificate, which exhibit shall list all of such Proved Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent and (v) attached to the certificate is a list of all marketing agreements entered into by a Loan Party subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 3.24 had such agreement been in effect on the date hereof.

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Section 5.15. Title Information. Upon any request of the Administrative Agent, the Borrower shall promptly supply the Administrative Agent with any reasonably requested title information with respect to the Loan Parties’ Oil and Gas Properties.

Section 5.16. Required Commodity Hedging. After the end of each Fiscal Quarter (beginning the Fiscal Quarter ending June 30, 2023), the Borrower and one or more Approved Swap Counterparties shall enter into Swap Agreements reasonably satisfactory to the Administrative Agent (or maintain Swap Agreements reasonably satisfactory to the Administrative Agent, entered into with Approved Swap Counterparties):

(i)            hedging notional volumes not less than 50% of the reasonably anticipated projected production of crude oil, natural gas and natural gas liquids, calculated in the aggregate, from the Loan Parties’ Oil and Gas Properties that constitute Proved Developed Producing Reserves (as reflected in the most recently delivered Reserve Report) for a period of not less than twelve (12) months from the end of such Fiscal Quarter; and

(ii)           hedging notional volumes not less than 25% of the reasonably anticipated projected production of crude oil, natural gas and natural gas liquids, calculated in the aggregate, from the Loan Parties’ Oil and Gas Properties that constitute Proved Developed Producing Reserves (as reflected in the most recently delivered Reserve Report) for a period beginning thirteen (13) months from the end of such Fiscal Quarter and ending twenty-four (24) months from the end of such Fiscal Quarter.

Section 5.17. Ranking of Obligations. The Borrower will, and will cause each Loan Party to, take all such actions as shall be necessary to ensure that the Obligations of the Borrower or such Loan Party rank at least equally with all other unsecured and unsubordinated obligations of such Loan Party, except obligations mandatorily (and not consensually) preferred by applicable law, and ahead of all subordinated Indebtedness, if any, of such Loan Party.

Section 5.18. Post-Effective Date and Post-Initial Funding Date Covenants.

(a)           On or prior to the date that is five (5) Business Days after the Initial Funding Date:

(i)            the XTO Acquisition shall have been consummated pursuant to the terms of the XTO Acquisition Agreement.

(ii)           the Administrative Agent shall have received evidence satisfactory to it that the Borrower has directly or indirectly received any combination of (a) cash equity contributions (with all such contributions to the common equity capital of the Borrower) and (b) net proceeds from the XTO Acquisition Subordinated Shareholder Loan, in each case, in connection with the XTO Acquisition in an aggregate amount not less than $75,000,000 (the “XTO Acquisition Contribution”), together with a certificate from a Responsible Officer of the Borrower certifying that the proceeds of the XTO Acquisition Contribution were applied (or will be applied substantially concurrently with the consummation of the XTO Acquisition) solely to the Purchase Price (as defined in the XTO Acquisition Agreement);

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(iii)          the Administrative Agent shall have received evidence satisfactory to it that the XTO Acquisition Contribution, together with the Borrowing of the Term Loans on the Initial Funding Date, shall be sufficient to fund the entire consideration due to the XTO Sellers under the XTO Acquisition Agreement for the XTO Acquisition; and

(iv)          the Administrative Agent (or its counsel) shall have received electronic executed copies (which such copies may be provided in a data room made available to the Administrative Agent and its counsel) of (i) real property assignments from the XTO Sellers with respect to the XTO Acquired Assets (the “XTO Acquisition Assignments”) and (ii) lien releases from the lenders of the XTO Sellers under any debt instruments and/or mortgages securing the XTO Sellers’ credit facilities to the extent burdening the XTO Acquired Assets (the “XTO Acquisition Releases”).

(b)           Within thirty (30) days after the Initial Funding Date (or such later date acceptable to the Administrative Agent in its sole discretion), the Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the XTO Acquisition Assignments and XTO Acquisition Releases have been duly sent for filing in the applicable counties in the State of Texas.

(c)           As soon as possible, but in no event later than one (1) day after the Borrower’s receipt of the proceeds of Term Loans funded on any Funding Date, the Borrower shall deliver to Administrative Agent a Utilization Receipt.

(d)           Within thirty (30) days after the Initial Funding Date (or such later date acceptable to the Administrative Agent in its sole discretion), the Borrower shall deliver a Reserve Report prepared by the Borrower and audited by one or more Approved Petroleum Engineers evaluating the oil and gas reserves of the XTO Acquired Assets.

(e)           Within forty-five (45) days after the Effective Date (or such later date acceptable to the Administrative Agent in its sole discretion), the Administrative Agent shall have received the unaudited consolidated balance sheets and statements of income or operations, stockholders’ equity and cash flows of the Borrower and its Consolidated Subsidiaries as of and for the Fiscal Quarter ended March 31, 2022. Such financial statements shall present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP and be in form and detail acceptable to the Administrative Agent.

(f)            Within thirty (30) days after the Initial Funding Date (or such later date acceptable to the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent title information in form and substance reasonably satisfactory to the Administrative Agent setting forth the status of title to at least 75% of the Total Proved PV-10 of the Oil and Gas Properties attributable to the XTO Acquired Assets as evaluated in the engineering report prepared by the Borrower and audited by Ryder Scott Company L.P. as of February 1, 2022.

Section 5.19. Material Contracts. The Borrower will maintain in force all Material Contracts except amendments, supplements, or other modifications that could not reasonably be expected to cause a Material Adverse Effect and or materially impair the Loans Parties’ respective businesses and operations.

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Section 5.20. Solvency. At all times, the Borrower shall individually be, and the Borrower and its Subsidiaries shall on a consolidated basis be, Solvent.

Section 5.21. Anti-Corruption Laws; USA PATRIOT Act; Anti-Terrorism Laws and Sanctions.

(a)           The Borrower will maintain in effect policies and procedures designed to ensure compliance by the Borrower, the Subsidiaries, BKV-BPP and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

(b)           The Borrower, the Subsidiaries, BKV-BPP, their respective officers and employees and, to the knowledge of the Borrower, their respective directors and agents shall at all times be in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and shall not engage in any activity that would reasonably be expected to result in any of the Borrower, the Subsidiaries or BKV-BPP being designated as a Sanctioned Person.

(c)           None of (x) the Borrower, any Subsidiary, BKV-BPP or any of their respective directors, officers or employees, or (y) to the knowledge of the Borrower, any agent of the Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, shall be a Sanctioned Person.

Article VI

Negative Covenants

From the Effective Date until Payment in Full, the Borrower covenants and agrees with the Lenders that:

Section 6.01. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness existing on the date hereof and set forth on Schedule 6.01;

(b)           Indebtedness of any Loan Party owing to any other Loan Party;

(c)           Reserved;

(d)           Indebtedness of the Borrower or any Subsidiary of the Borrower incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and extensions, renewals and replacements of any such Indebtedness; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness incurred pursuant to this Section 6.01(d) shall not exceed $5,000,000 at any time outstanding;

(e)           Indebtedness incurred to finance insurance premiums in an aggregate principal amount not to exceed the amount of such insurance premiums;

(f)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

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(g)           to the extent constituting Indebtedness, Indebtedness associated with workers’ compensation claims, performance, bid, surety or similar bonds or surety obligations required by Governmental Requirements or third parties in the ordinary course of business in connection with the operation of the Oil and Gas Properties;

(h)           (i) earnout obligations consisting of the Subject Payments, (ii) Indebtedness in the form of indemnification, incentive, non-compete, consulting or other similar arrangements in respect of any Investments permitted hereunder and (iii) Indebtedness arising from agreements providing for indemnification related to sales of goods or adjustment of purchase price or similar obligations in any case incurred in connection with the sale or other disposition of any business, assets or Subsidiary permitted hereunder;

(i)            unsecured Indebtedness incurred (A) under the Uncommitted Credit Facility Agreements in an amount not to exceed $65,000,000 or (B) otherwise for working capital purposes; provided that (1) the aggregate amount of Indebtedness incurred pursuant to this clause (i) shall not exceed (x) at any time prior to the consummation of a Qualified IPO, an amount equal to $150,000,000 or (y) on or after the consummation of a Qualified IPO, an amount equal to $200,000,000, (2) such Indebtedness, if not incurred under any Uncommitted Credit Facility Agreement, shall not mature earlier than 91 days after the Maturity Date, (3) such Indebtedness shall rank pari passu or junior in right of payment to the Term Loans, and if junior, shall be subject to customary subordination terms reasonably acceptable to the Administrative Agent and (4) the proceeds of any such Indebtedness incurred pursuant to this clause (i) may not be used to prepay any Subordinated Shareholder Loans; and

(j)            Indebtedness of the Borrower owing to Banpu North America arising from Subordinated Shareholder Loans; and

(k)            unsecured Indebtedness of the Borrower or any Subsidiary Guarantor incurred in respect of letters of credit issued in the ordinary course of business.

Section 6.02. Liens. The Borrower will not, and will not permit any Subsidiary of the Borrower to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)           Permitted Encumbrances;

(b)           any Lien on any property or asset of the Borrower or any Subsidiary of the Borrower existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other Property or asset of the Borrower or any Subsidiary of the Borrower and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the original outstanding principal amount thereof unless such increased amount is otherwise permitted hereunder (plus the amount of any capitalized fees and expenses incurred in connection with such extension, renewal or replacement);

(c)           Liens existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary of the Borrower after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Liens shall secure only those obligations which they secure on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be; provided further that any such Liens shall only be permitted in connection with any such acquisition or such Person becoming a Subsidiary until the date that is two (2) months after the date of such acquisition or such Person becoming a Subsidiary, as the case may be;

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(d)           Liens securing Indebtedness incurred pursuant to Section 6.01(d); provided that (i) such Liens are created prior to or within sixty (60) days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such Liens do not encumber any other property or assets of the Borrower or any Subsidiary of the Borrower (other than improvements, accessions, proceeds and assets fixed or appurtenant thereto and except that individual financings by a lender may be cross-collateralized to other financings by such lender or its Affiliate);

(e)           Liens on insurance policies and the proceeds thereof securing the financing of the related insurance premiums permitted under Section 6.01(e);

(f)            Liens on property of any Loan Party securing obligations of such Loan Party owing to any other Loan Party;

(g)           Liens securing the Obligations;

(h)           Liens encumbering Properties of the Borrower and its Subsidiaries (other than Equity Interests in Subsidiaries of the Borrower) having an aggregate value, when aggregated with the aggregate value of all Oil and Gas Properties Disposed of pursuant to Section 6.04(d), not to exceed $25,000,000 (after giving effect to the incurrence of any such new Liens); and

(i)            other Liens as may be agreed in writing by the Required Lenders in their sole discretion.

Section 6.03. Fundamental Changes; Nature of Business.

(a)           The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of all or substantially all of its Property (whether in a single transaction or a series of transactions), or liquidate or dissolve, including, in each case, pursuant to a Division, except:

(i)            any Subsidiary of the Borrower may merge into the Borrower or a Subsidiary Guarantor in a transaction in which the surviving entity is the Borrower or a Subsidiary Guarantor (provided that any such merger involving the Borrower must result in the Borrower as the surviving entity);

(ii)           any Subsidiary of the Borrower may Dispose of all or substantially all of its assets to the Borrower or any Subsidiary Guarantor;

(iii)          any Subsidiary of the Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders (provided that all assets and property of such Subsidiary are distributed to a Loan Party in connection with such liquidation or dissolution);

(iv)          if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any Person (other than the Borrower or a Subsidiary) may participate in a merger or consolidation with a Subsidiary of the Borrower in connection with any Investment permitted under Section 6.05 (provided that, if such merger or consolidation involves a Subsidiary Guarantor, a Subsidiary Guarantor shall be the continuing or surviving entity); and

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(v)           any Subsidiary of the Borrower may effect a merger, dissolution, liquidation or consolidation to effect a Disposition permitted pursuant to Section 6.04 or an Investment permitted pursuant to Section 6.05.

(b)          The Borrower will not, and will not permit any of its Subsidiaries to, (i) engage in any business other than the exploration, development, production and sale of Hydrocarbons, midstream, downstream, carbon capture, utilization and storage (CCUS), solar and activities reasonably incidental or related thereto or (ii) acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of Canada, the United States or Mexico.

(c)           The Borrower will not, nor will it permit any of its Subsidiaries to, change its Fiscal Year from the basis in effect on the Effective Date.

Section 6.04. Asset Sales. The Borrower shall not, nor shall it permit any of its Subsidiaries to, Dispose of any of its assets (including any of the Equity Interests of any of its Subsidiaries), whether now owned or hereafter acquired, including pursuant to a Division, except that the Borrower and its Subsidiaries may:

(a)           sell Hydrocarbons, seismic data or Cash Equivalents in the ordinary course of business;

(b)           enter into (i) Acreage Swaps and (ii) farmouts of undeveloped acreage or undrilled depths, in each case, to which no Proved Reserves are attributed and assignments in connection with such farmouts;

(c)           Dispose of equipment and other personal property that is obsolete, worn out or uneconomic and Disposed of in the ordinary course of business or no longer necessary for the business of the Borrower or such Subsidiary of the Borrower or is replaced by equipment or other personal property of at least comparable value and use;

(d)           Dispose of any Oil and Gas Property or any interest therein (including any Equity Interests in any Subsidiary that owns Oil and Gas Properties); provided that:

(i)            except with respect to Casualty Events, no Default or Event of Default shall have occurred and be continuing at the time of such Disposition,

(ii)           at least 75% of the consideration (other than environmental or other liabilities associated with such property and assumed by the purchaser or its Affiliates) received in respect of such Disposition shall be cash or Cash Equivalents,

(iii)          the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the Oil and Gas Properties or interest therein (or Equity Interests) subject of such Disposition (as reasonably determined by a Responsible Officer of the Borrower and if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to the foregoing),

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(iv)          the Borrower shall make all mandatory prepayments required by, and within the time periods set forth in, Section 2.08 in connection with such Disposition, and

(v)           the total value of all Oil and Gas Properties Disposed of under this clause (d), when aggregated with the total aggregate value of the Properties of the Borrower and its Subsidiaries subject to Liens incurred pursuant to Section 6.02(h), shall not exceed $25,000,000 (after giving effect to such Disposition);

(e)           enter into licenses of technology in the ordinary course of business;

(f)            enter into leases or subleases of real or personal property and grant easements, rights-of-way, permits, licenses, restrictions or the like with respect to real or personal property, in each case, which do not interfere in any material respect with the ordinary course of business of the Borrower and its Subsidiaries;

(g)           Dispose of Property to a Loan Party or among Loan Parties;

(h)           unwind, monetize or terminate any Swap Agreement (including as may be necessary to comply with Section 6.06(a)), so long as, immediately after giving effect to such unwind, monetization or termination, the Borrower shall be in compliance with the minimum hedging requirements of Section 5.16, provided that in connection therewith, the Borrower shall make all mandatory prepayments required by, and within the time periods set forth in, Section 2.08;

(i)            license, sublicense, abandon or otherwise Dispose of intellectual property rights in the ordinary course of business; and

(j)            sell or discount without recourse accounts receivable in the ordinary course of business in connection with the compromise or collection thereof.

Section 6.05. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, make any Investment in any Person, except:

(a)           Investments in Cash Equivalents;

(b)           Investments by the Borrower and its Subsidiaries existing on the date hereof in the Equity Interests of its Subsidiaries;

(c)           Investments made by any Loan Party in or to any other Loan Party;

(d)           Guarantees constituting Indebtedness permitted by Section 6.01;

(e)            any guarantees by the Borrower and its Subsidiaries of the operating or commercial obligations (to the extent not constituting Indebtedness) of the Borrower or any of its Subsidiaries incurred in the ordinary course of business;

(f)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the granting of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

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(g)           deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 6.02;

(h)           Reserved;

(i)            loans made by the Borrower to Temple Generation I LLC pursuant to the BKV-Temple Loan Agreement in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;

(j)            Investments in direct ownership interests in additional Oil and Gas Properties and Properties related to oil and gas exploration and production activities, midstream, downstream, carbon capture, utilization and storage (CCUS), solar and any other related businesses located within the geographic boundaries of Canada, the United States and Mexico so long as after giving pro forma effect thereto no Default or Event of Default shall have occurred and be continuing;

(k)           any other Investment (other than acquisitions) not otherwise permitted by this Section 6.05, so long as (i) at the time of such Investment and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (ii) the aggregate amount of all such Investments made pursuant to this clause (k) does not exceed $5,000,000 at any time outstanding;

(l)            Investments in the form of Swap Agreements not prohibited under Section 6.06;

(m)          Investments in the ordinary course of business consisting of (x) endorsements for collection or deposit and customary trade arrangements with customers and (y) deposits, prepayments and/or other credits to suppliers, vendors or other trade counterparties;

(n)           promissory notes and other non-cash consideration received by the Borrower, the Borrower or any Subsidiary in connection with any Disposition permitted hereunder; and

(o)           the acquisition of the XTO Acquired Assets pursuant to the XTO Acquisition Agreement.

Section 6.06. Swap Agreements.

(a)           The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreements in respect of commodities with any Person other than Swap Agreements in respect of commodities (i) with an Approved Swap Counterparty, (ii) the tenor of which does not exceed five (5) years and (iii) the notional volumes for which (other than for (x) basis differential swaps on volumes hedged pursuant to other Swap Agreements and (y) Swap Agreements providing for floors), when aggregated with all other commodity Swap Agreements then in effect (other than for (x) basis differential swaps on volumes hedged pursuant to other Swap Agreements and (y) Swap Agreements providing for floors) do not exceed on a monthly basis (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to the Administrative Agent), as of the date the latest hedging transaction is entered into under any such Swap Agreement, ninety percent (90%) of the reasonably anticipated projected production of crude oil, natural gas and natural gas liquids, calculated in the aggregate, attributable to Proved Developed Producing Reserves of the Loan Parties evaluated in the most recently delivered Reserve Report.

(b)           No Swap Agreement shall be entered into for speculative purposes.

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(c)           For purposes of entering into or maintaining Swap Agreement trades or transactions under this Section 6.06, forecasts of reasonably anticipated production from the Proved Oil and Gas Properties of the Borrower and its Subsidiaries as set forth on the most recent Reserve Report delivered pursuant to the terms of this Agreement shall, at the option of the Borrower, be deemed to be updated to account for any increase or decrease therein anticipated because of information obtained by the Borrower or any of its Subsidiaries and delivered to the Administrative Agent subsequent to the publication of such Reserve Report including, without limitation, the internal forecasts of the Borrower and its Subsidiaries of production decline rates for existing wells, additions to or deletions from anticipated future production from new wells, completed dispositions, and completed acquisitions coming on stream or failing to come on stream; provided that any such supplemental information shall be provided to the Administrative Agent and be reasonably satisfactory to the Administrative Agent and if any such supplemental information is delivered, such information shall be presented on a net basis (i.e., it shall take into account both increases and decreases in anticipated production subsequent to publication of the most recent Reserve Report).

Section 6.07. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of, or officer or director of, the Borrower or any Subsidiary of the Borrower, except at prices and on terms and conditions that are no less favorable to the Borrower or such Subsidiary, as the case may be, than those that could be obtained at the time from a Person who is not an officer, director or Affiliate of the Borrower or any Subsidiary of the Borrower; provided that the foregoing restriction shall not apply to (a) any transaction solely between or among the Loan Parties not involving any other Affiliate, (b) fees and compensation to, reimbursement of expenses of, and indemnity provided on behalf of, officers, directors and employees of the Borrower or any of its Subsidiaries in their capacity as such, to the extent such fees and compensation are customary, (c) any Restricted Payment permitted by Section 6.08 and Investments permitted by Section 6.05, (d) issuances of Equity Interests of the Borrower not prohibited by this Agreement, and (e) the performance of employment, equity award, equity option or equity appreciation agreements, plans or similar compensation or benefit plans or arrangements (including vacation plans, health and insurance plans, deferred compensation plans and retirement or savings plans); provided, further, that in no event shall the Borrower or any of its Subsidiaries enter into any transaction providing financial support to any Permitted Holder.

Section 6.08. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)           the Borrower may declare and pay dividends with respect to its Qualified Equity Interests payable solely in additional units or shares of its Equity Interests (other than Disqualified Equity Interests);

(b)           Subsidiaries may declare and pay dividends to the Borrower and other Subsidiaries ratably with respect to their Equity Interests;

(c)           the Borrower may redeem, acquire, retire or repurchase, for cash, shares of Equity Interests (other than Disqualified Equity Interests) of the Borrower held by an present or former officer, manager, director or employee of the Borrower or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such person or otherwise make Restricted Payments pursuant to Qualifying Benefit Plans so long as, in each case, no Default or Event of Default exists at the time of such payment or results therefrom; and

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(d)           the Borrower may make Restricted Payments in an aggregate amount not to exceed the Specified Amount so long as the Payment Conditions have been met.

Section 6.09. Reduction in Share Capital. The Borrower will not, and will not permit any of its Subsidiaries or any other Person to, redeem, purchase or otherwise reduce any of the Borrower’s or any Subsidiary’s authorized or outstanding Equity Interests or the share capital of the Borrower or its Subsidiaries, except in each case as permitted by Section 6.08.

Section 6.10. Sale and Leaseback Transactions. The Borrower will not, nor will it permit any of its Subsidiaries to, consummate any Sale and Leaseback Transaction.

Section 6.11. Financial Covenants.

(a)           Minimum Asset Coverage Ratio. The Borrower will not, as of December 31 and June 30 of any Fiscal Year (beginning June 30, 2022), permit the Asset Coverage Ratio to be less than 2.00 to 1.00.

(b)           Maximum Total Net Leverage Ratio. The Borrower will not, as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending June 30, 2022), permit the Total Net Leverage Ratio to be greater than 2.50 to 1.00.

(c)           Minimum Consolidated Fixed Charge Coverage Ratio. The Borrower will not, as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending June 30, 2022), permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.30 to 1.00.

Section 6.12. Amendments to Organizational Documents. The Borrower shall not, nor shall it permit any of its Subsidiaries to amend, modify, waive or supplement (or permit any modification, amendment, waiver or supplement of) any of the terms or provisions of its Organizational Documents in any manner that is materially adverse to the interests of the Lenders;

Section 6.13. Sale or Discount of Receivables. Except for the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any of its Subsidiaries to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 6.14. Foreign Subsidiaries. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, acquire or permit to exist any Subsidiary which is not organized under the laws of a jurisdiction located in the United States of America.

Section 6.15. Proceeds of Loans. The Borrower and each Subsidiary of the Borrower will not permit the proceeds of the Term Loans to be used for any purpose other than those permitted by Section 3.20. The Borrower shall not issue a Borrowing Request and the Borrower shall not use, and shall procure that its directors, officers, employees and agents shall not use, the proceeds of the Term Loans (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

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Section 6.16. Take-or-Pay or Other Prepayments. Except as set forth on Schedule 3.23 or in the most recent certificate delivered pursuant to Section 5.14(d), the Borrower will not, and will not permit any of its Subsidiaries to, allow, on a net basis, gas imbalances, take-or-pay or other prepayments with respect to the Proved Oil and Gas Properties of the Loan Parties that would require any Loan Party to deliver Hydrocarbons either generally or produced from Oil and Gas Properties at some future date with a value of $5,000,000 or more, which in the case of imbalances, would be satisfied no later than forty five (45) days after being occurred.

Section 6.17. Marketing Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their Proved Oil and Gas Properties during the period of such contract and (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from Proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower or any Subsidiary that the Borrower or such Subsidiary has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business.

Section 6.18. Prepayment of Subordinated Shareholder Loans; Amendments to Subordinated Shareholder Loan Documents.

(a)           The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Subordinated Shareholder Loan, (ii) make any cash payment of interest on any Subordinated Shareholder Loans ((i) and (ii), each, a “Restricted Debt Payment”), or (iii) make any payment in violation of any subordination terms of any Subordinated Shareholder Loans, except:

(i)            the refinancing thereof with the net proceeds of, or in exchange for, any Indebtedness permitted to be incurred pursuant to Section 6.01; and

(ii)           any Restricted Debt Payments in an amount not to exceed the Specified Amount so long as the Payment Conditions are met.

(b)           The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend, modify or change any agreement governing any Subordinated Shareholder Loans (including the Amended and Restated Shareholder Loan Agreements) in a manner materially adverse to the interests of the Lenders without the prior written consent of the Administrative Agent (provided that, for the avoidance of doubt, any amendment which would (x) increase the rate of interest applicable to any Subordinated Shareholder Loan, (y) make any Subordinated Shareholder Loan secured, or (z) make the principal amount of any Subordinated Shareholder Loan due and payable at an earlier time than prior to giving effect to such amendment shall be considered materially adverse to the interests of the Lenders).

Section 6.19. Withdrawal of Proceeds of Term Loans Made on the Initial Funding Date. The Borrower shall not withdraw the proceeds of the Term Loans made on the Initial Funding Date from the Initial Funding Date Account until it has provided the Administrative Agent (a) written notice that the XTO Acquisition is being consummated on the date of (and substantially concurrently with) such withdrawal and (b) any other information reasonably necessary to facilitate the wire transfer of the proceeds of the Term Loans made on the Initial Funding Date from the Initial Funding Date Account to the XTO Sellers or their assigns.

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Section 6.20. Amendments to Uncommitted Credit Facility Agreements

Section 6.21.      . The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend, modify or change any Uncommitted Credit Facility Agreement in a manner materially adverse to the interests of the Lenders without the prior written consent of the Administrative Agent.

Article VII

Events of Default

Section 7.01. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)           the principal of any Term Loan shall not be paid when such payment is due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           any interest on any Term Loan, any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or any other Loan Document shall not be paid when the same shall become due and payable and such failure shall continue unremedied for a period of (i) with respect to interest, two (2) Business Days solely to the extent such failure is as a result of a technical or administrative error and (ii) for any fee or any other amount (other than an amount referred to in clause (a) or (b)(i) of this Section 7.01), two (2) Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (or, with respect to any representation or warranty qualified by materiality or a material adverse change or material adverse effect standard, in any respect);

(d)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence), 5.04, 5.11, 5.14, 5.18 or in Article VI;

(e)            (i) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(a), Section 5.01(b) or Section 5.01(c), and such failure shall continue unremedied for a period of ten (10) Business Days or (ii) the Borrower or any other Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (d) or (e)(i) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (A) notice thereof from the Administrative Agent to the Borrower or (B) a Responsible Officer of the Borrower or any other Loan Party becoming aware of such default;

(f)            the Borrower or any Subsidiary of the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace periods);

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(g)           other than as specified in clause (f) of this Article, any Loan Party defaults under any Material Indebtedness (other than, with respect to Material Indebtedness consisting of a Swap Agreement, termination events or equivalent events pursuant to the terms of such Swap Agreement not arising as a result of a default by any Loan Party thereunder) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary of the Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary of the Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            the Borrower or any Subsidiary of the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary of the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors;

(j)            the Borrower or any Subsidiary of the Borrower shall admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more final judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against the Borrower or any Subsidiary of the Borrower or any combination thereof (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary of the Borrower to enforce any such judgment;

(l)            an ERISA Event shall have occurred that, in the opinion of the Administrative Agent, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties in an aggregate amount exceeding $10,000,000;

(m)          a Change in Control shall occur;

(n)           the occurrence of a material adverse change in the business, operations, properties, liabilities or financial condition of the Borrower and its Subsidiaries, taken as a whole;

(o)           the Borrower and its Subsidiaries, taken as a whole, shall cease normal business operations;

(p)           any Loan Party shall cease, suspend or Dispose of its core business without the consent of the Required Lenders;

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(q)           any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to any of the Loan Parties described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments (if not already terminated), and thereupon the Commitments shall terminate immediately, and (ii) declare the Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon, the Applicable Prepayment Premium with respect thereto and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party; and in case of any event described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon, the Applicable Prepayment Premium, any break funding payments required by Section 2.18 with respect thereto and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Loan Party. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall (subject to its rights and protections under Article VIII), exercise any rights and remedies provided to the Administrative Agent, as applicable, under the Loan Documents or at law or equity, including all remedies provided under the UCC.

Section 7.02. Right to Cure Financial Covenant Defaults. In the event that the Borrower fails to comply with Section 6.11(b) or Section 6.11(c) as of the last day of any Fiscal Quarter (a “Cure Quarter”) then during the period beginning on the Cure Period Start Date and ending ten (10) Business Days after the date the Compliance Certificate for such Cure Date is required to be delivered pursuant to Section 5.01(d) (the “Cure Period”), the Borrower shall be permitted to cure such failure to comply by receiving a Specified Contribution and by recalculating the financial covenant in Section 6.11(b) of Section 6.11(c) by increasing Consolidated EBITDA for such Cure Date by an amount up to the amount of the Specified Contribution received by the Borrower during the Cure Period (the “Cure Right”). If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of Section 6.11(b) or Section 6.11(c), the Borrower shall be deemed to have satisfied the requirements of Section 6.11(b) or Section 6.11(c) as of the last day of the applicable Cure Date with the same effect as though there had been no failure to comply with Section 6.11(b) or Section 6.11(c) on such date, and the applicable Default or Event of Default with respect to Section 6.11(b) or Section 6.11(c) and the Cure Date that had occurred shall be deemed not to have occurred for purposes of this Agreement and the other Loan Documents; provided, however, that:

(a)           the Borrower shall notify the Administrative Agent in writing during the period beginning on the Cure Period Start Date and ending five (5) Business Days after the date the Compliance Certificate for such Cure Date is required to be delivered pursuant to Section 5.01(d) (the “Cure Election Period”) that the Borrower intends to exercise the Cure Right in respect of the applicable Cure Date;

(b)           in each period of four consecutive Cure Quarters there shall be at least two Cure Quarters in which no Cure Right is exercised;

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(c)           the Cure Right shall not be exercised more than five times during the term of this Agreement;

(d)           the amount of each Specified Contribution that may be applied to increase Consolidated EBITDA for the applicable Cure Date shall not exceed the amount required to cause the Borrower to be in compliance with Section 6.11(b) with respect to such Cure Date;

(e)           all proceeds of any Specified Contribution shall for the purposes of this Section 7.02 be treated as increases to Consolidated EBITDA rather than as decreases in Indebtedness (except if such Specified Contribution is in the form of a Subordinated Shareholder PIK Loan, in which case such Specified Contribution shall also be treated as a decrease in Indebtedness as a result of the related mandatory prepayment of Loans required by Section 2.08(d));

(f)            the amount of any Specified Contribution used to increase Consolidated EBITDA shall be credited to the applicable Cure Date and such amount may be included in the calculation of Consolidated EBITDA for any consecutive four Fiscal Quarter period that includes such Cure Date; and

(g)           Consolidated EBITDA shall be increased solely for the purpose of recalculating and complying with the financial covenant in Section 6.11(b) or Section 6.11(c) in accordance with this Section 7.02 and not for the purpose of calculating Consolidated EBITDA for any other purpose.

Upon receipt by the Administrative Agent of written notice from the Borrower, on or prior to the expiration of the Cure Election Period, that the Borrower intends to exercise a Cure Right in respect of a Fiscal Quarter, the Lenders shall not be permitted to accelerate payment of any Obligations owed to them or to exercise remedies, in each case, on the basis of a failure to comply with the requirements of Section 6.11(b) or Section 6.11(c) as of the end of such Fiscal Quarter, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the expiration of the Cure Period; provided, however, that (i) the Cure Right shall not affect in any way the rights and remedies of the Lenders or the Administrative Agent with respect to any other Default or Event of Default and (ii) for the avoidance of doubt, unless and until (x) such failure to comply is cured pursuant to the exercise of the Cure Right and (y) the Borrower has delivered a certificate to the Administrative Agent certifying that the proceeds of the Specified Contribution were used exclusively to prepay any Loan in accordance with Section 2.08(d), in each case, on or prior to the expiration of the Cure Period, the Borrower and its Subsidiaries shall be prohibited from taking any action that is prohibited under the Loan Documents from being taken while a Default or Event of Default exists. The Administrative Agent shall not be responsible for determining whether a Cure Right has been properly exercised in accordance with the terms of this Section 7.02. The proceeds of any Specified Contribution received by the Borrower shall be used to prepay any Loans then outstanding in accordance with Section 2.08(d).

Article VIII

The Agents

Section 8.01. Appointment and Authorization.

(a)           Each Lender hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

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(b)           As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable Requirements of Law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided further that the Administrative Agent may seek clarification or direction from the Required Lenders, as applicable, prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)            In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)            the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable Requirements of Law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby;

(ii)            nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

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(d)            The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)            Reserved.

(f)            In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Term Loan or any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.09, 2.10, 2.12, 2.14 and 9.03) allowed in such judicial proceeding; and

(ii)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Credit Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Credit Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(g)            The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Credit Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

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Section 8.02. Administrative Agent’s Reliance, Indentification, Etc.

(a)            Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders, as applicable, (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)            The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower, a Lender and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on any collateral.

(c)            Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Term Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 8.03. Posting of Communications.

(a)            The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

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(b)            Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)            THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM IN THE ABSENCE OF ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (SUCH ABSENCE TO BE PRESUMED UNLESS OTHERWISE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NONAPPEALABLE JUDGMENT).

(d)            Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)            Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable Requirements of Law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f)            Nothing herein shall prejudice the right of the Administrative Agent, any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

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Section 8.04. The Administrative Agent Individually . With respect to its Commitment and Term Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender, as the case may be. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

Section 8.05. Successor Administrative Agent.

(a)            The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right (with, so long as no Event of Default exists, the consent of the Borrower, which shall not be unreasonably withheld or delayed) to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b)            Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

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Section 8.06. Acknowledgment of Lenders.

(a)            Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Term Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)            Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(c)            Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Person), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(i)            Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

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(ii)            The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of satisfying such Obligations.

(iii)            Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 8.07. Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Term Loans or the Commitments,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

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(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)            none of the Administrative Agent or its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Term Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)            no fee or other compensation is being paid directly to the Administrative Agent or any its Affiliates for investment advice (as opposed to other services) in connection with the Term Loans, the Commitments or this Agreement.

(c)            The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Term Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Term Loans or the Commitments for an amount less than the amount being paid for an interest in the Term Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

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Section 8.08. Administrative Agent May File Proof of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any Subsidiary of the Borrower, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Administrative Agent under Section 9.03) allowed in such judicial proceeding;

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)            any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 9.03. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 8.09. Data Protection. The Borrower acknowledges the purposes and details with respect to the Administrative Agent’s collection, use and disclosure of personal data as well as the rights of the data subject as stated in the Privacy Notice and the Written Request for Consent Relating to the Collection, Use, and Disclosure of Personal Data (copies of which have been distributed to the Borrower prior to the Effective Date). The Borrower hereby confirms to the Administrative Agent that (1) the Borrower has notified details of the Privacy Notice of the Administrative Agent to the person(s) whose personal data has been provided by the Borrower to the Administrative Agent and such person is informed of details as stated in the Privacy Notice of the Administrative Agent, and (2) the Borrower has legitimate rights to disclose any information of any other person(s) whose personal data has been provided by the Borrower to the Administrative Agent. The Borrower accepts and agrees that the Administrative Agent is entitled to collect and use the information which the Borrower has provided to the Administrative Agent or which derives from the use of the service under this agreement and other information related to the use of the service under this agreement or other information which the Administrative Agent has received or obtained from other sources, and is entitled to send, transfer or disclose such information to companies within the Administrative Agent’s financial group, business partners, outsource service providers, agents of the Administrative Agent, assignees of the Administrative Agent’s rights or obligations, assignees of the Administrative Agent’s claims, advisors, other financial institutions, credit rating agencies, external auditors, agencies or any Persons related to the business operation of the Administrative Agent, both domestic and overseas, for the purposes stated in the Privacy Notice of the Administrative Agent, including (a) for compliance with its obligations under this Agreement or any other Loan Document or in connection with this Agreement or any other Loan Document, including for compliance with any agreement or contract entered into between the Administrative Agent and any other Person related to or in connection with the provision of service under this Agreement or any other Loan Document, (b) for notification, communication, examination or response to any inquiries or complaints related to the use of the service under this Agreement or any other Loan Document at the request of the Borrower or any other Person related to the provision of service under this Agreement or any other Loan Document, (c) for analysis, processing, management or use of information obtained from the utilization of the Administrative Agent’s or any Lender’s products or services in order to facilitate such utilization by the Borrower and for advertisement, granting or offering privileges, benefits, rewards and products or services likely to be suitable to, or meet requirements of, the Borrower, as well as for assessment, development and improvement of the products and services of the Administrative Agent or any Lender, (d) for operations relating to information technology, (e) for compliance, risk management and any audit related to the service provision of the Administrative Agent including business management of the Administrative Agent, companies within the Administrative Agent’s financial group and the Administrative Agent’s affiliates or business partners and (f) for compliance with laws, regulations, orders or procedures prescribed by government agencies or regulatory authorities as well as for debt collection, exercise of claims or enforcement of legal rights.

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Article IX

Miscellaneous

Section 9.01. Notices.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail, as follows:

(i)            if to the Borrower, to

BKV Corporation

1200 17th Street, Suite 2100

Denver CO 80202

Attention: Chief Executive Officer

Email: [***]

With a copy to:

BKV Corporation

1200 17th Street, Suite 2100

Denver CO 80202

Attention: General Counsel

Email: [***]

With a copy to (which copy shall not constitute notice):

Fox Rothschild, LLP
1225 17th Street, Suite 2200
Denver, CO 80202
Attn: Gregory Brown
Email: [***]

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(ii)            if to the Administrative Agent, to

Bangkok Bank Public Company Limited (New York Branch)
Address: 29 Broadway, Suite #19

New York, NY 10016
Attention: Sirivan Chuaypradit
Email: [***]

With a copy to (which copy shall not constitute notice):

Sidley Austin LLP
1000 Louisiana, Suite 5900
Houston, TX 77002
Attn: Herschel T. Hamner III
Email: [***]

(iii)            if to any other Lender, to it at its address or e-mail address set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)            Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)            Any party hereto may change its address or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02. Waivers; Amendments.

(a)            No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

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(b)            Neither this Agreement nor any provision hereof nor any other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by (x) in the case of this Agreement, the Borrower and the Required Lenders (with a copy to the Administrative Agent), the Borrower and the Administrative Agent with the consent of the Required Lenders, and (y) in the case of any other Loan Document, each Loan Party that is a party thereto and the Required Lenders, or each Loan Party that is a party thereto and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Term Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Term Loan (including by way of extension of the Maturity Date), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.15(b) or 2.15(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release all of substantially all of the Guarantors from their guarantee obligations under the Guaranty Agreement(other than as provided in Section 9.14 below) without the written consent of each Lender, (vii) release the Borrower from its obligations under the Loan Documents without the written consent of each Lender, (viii) contractually subordinate any Obligations in contractual right of payment to any other debt or other obligations, including any other Term Loans hereunder, without the consent of each Lender directly and adversely affected thereby (provided, however, in no event shall this clause (viii) restrict any “debtor in possession” financing) or (ix) waive any condition set forth in Section 4.01, 4.02, 4.03, or 4.04 without the written consent of each applicable Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c)            If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement in accordance with Section 2.16(b).

(d)            Notwithstanding anything to the contrary herein, (i) the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency and (ii) the Administrative Agent and the Borrower (or other applicable Loan Party) may enter into any amendment, modification or waiver of this Agreement or any other Loan Document or as required by any Governmental Requirement to give effect to, protect or otherwise enhance the rights or benefits of any Lender under the Loan Documents without the consent of any other party to this Agreement.

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Section 9.03. Expenses; Indemnity; Damage Waiver.

(a)            The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of Sidley Austin LLP, counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation, execution and delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Term Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Term Loans.

(b)            THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, ANY SUB-AGENT OF THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE EXECUTION OR DELIVERY OF ANY LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS OR ANY OTHER TRANSACTIONS CONTEMPLATED HEREBY, (II) ANY LOAN OR THE USE OF THE PROCEEDS THEREFROM, (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER OR NOT SUCH CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING IS BROUGHT BY THE BORROWER OR ANY OTHER LOAN PARTY OR ITS OR THEIR RESPECTIVE EQUITY HOLDERS, AFFILIATES, CREDITORS OR ANY OTHER THIRD PERSON AND WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND TO REIMBURSE EACH INDEMNITEE WITHIN THIRTY (30) DAYS AFTER RECEIPT OF WRITTEN DEMAND FOR ANY REASONABLE AND DOCUMENTED OUT-OF-POCKET LEGAL OR OTHER EXPENSES INCURRED IN CONNECTION WITH INVESTIGATING OR DEFENDING ANY OF THE FOREGOING (BUT LIMITED, IN THE CASE OF LEGAL FEES AND EXPENSES, TO ONE EXTERNAL COUNSEL FOR THE INDEMNITEES, TAKEN AS A WHOLE, AND, IF REASONABLY NECESSARY (AS REASONABLY DETERMINED BY THE APPLICABLE INDEMNITEES), ONE FIRM OF LOCAL COUNSEL IN EACH RELEVANT JURISDICTION, AND, SOLELY IN THE CASE OF AN ACTUAL OR POTENTIAL CONFLICT OF INTEREST (AS REASONABLY DETERMINED BY ANY INDEMNITEE) WHERE THE AFFECTED INDEMNITEE INFORMS THE BORROWER OF SUCH CONFLICT, ONE ADDITIONAL EXTERNAL COUNSEL FOR ALL AFFECTED INDEMNITEES SIMILARLY SITUATED, TAKEN AS A WHOLE, AND, IF REASONABLY NECESSARY (AS REASONABLY DETERMINED BY THE AFFECTED INDEMNITEES SIMILARLY SITUATED), ONE FIRM OF LOCAL COUNSEL IN EACH RELEVANT JURISDICTION FOR THE AFFECTED INDEMNITEES SIMILARLY SITUATED, TAKEN AS A WHOLE); PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) HAVE NOT RESULTED FROM AN ACT OR OMISSION BY THE BORROWER OR ANY OF ITS AFFILIATES AND HAVE BEEN BROUGHT BY AN INDEMNITEE AGAINST ANY OTHER INDEMNITEE (OTHER THAN ANY CLAIMS AGAINST ANY INDEMNITEE IN ITS CAPACITY AS AGENT OR ANY SIMILAR ROLE HEREUNDER). THIS SECTION 9.03(b) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES, CLAIMS OR DAMAGES ARISING FROM ANY NON-TAX CLAIM.

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(c)            Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent and each Related Party of the Administrative Agent (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

(d)            To the extent permitted by applicable law, each party to this Agreement agrees not to assert, and hereby waives, any claim against any other party to this Agreement or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions or any Loan or the use of the proceeds thereof; provided that nothing contained herein shall limit the obligation of the Borrower to indemnify any Indemnitee in accordance with this Section 9.03 against any such special, indirect, consequential or punitive damages that may be awarded to any third person against such Indemnitee. No Indemnitee shall be liable for any direct or indirect damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including, without limitation, the Internet, email or similar electronic transmission systems); provided that this sentence shall not, as to any Indemnitee, apply to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee.

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(e)            All amounts due under this Section shall be paid promptly (but in any event not later than thirty (30) days) after written demand therefor.

Section 9.04. Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the sub-agents and Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)            the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof); provided that no consent of the Borrower shall be required for any assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B)            the Administrative Agent.

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Term Loans, the amount of the Commitments or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not prohibit any Lender from assigning all or a proportionate part of its rights and obligations in respect of Commitments or Term Loans;

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(C)            the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; and

(D)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, (d) any Permitted Holder or any portfolio company thereof or (e) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof. Notwithstanding anything to the contrary contained in this Agreement, (i) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Ineligible Institutions and (ii) the Borrower (on behalf of itself and the other Loan Parties) and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is an Ineligible Institution and that the Administrative Agent shall have no liability with respect to any assignment or participation made to an Ineligible Institution.

(iii)            Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective or recordation date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

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(iv)            The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(v)            Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(b), 2.15(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.15 and 2.16 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.12 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Term Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or as necessary for the Borrower or the Administrative Agent to satisfy its obligations under FATCA. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until Payment in Full. The provisions of Sections 2.12, 2.14, 9.03, 9.09, 9.10 and 9.16 and Section VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Term Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

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Section 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall be deemed an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Related Parties of any Lender for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

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Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a)            This Agreement and any dispute, claim or controversy arising out of or relating to this Agreement (whether arising in contract, tort or otherwise) shall be construed in accordance with and governed by the law of the State of New York.

(b)            Except as set forth in the immediately following sentence, each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto or any Related Party of any other party hereto in any way relating to this Agreement or any other Loan Document or the Transactions, in any forum other than the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, or the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such New York State court or, to the extent permitted by applicable Requirements of Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its Properties in the courts of any jurisdiction for the purposes of enforcing a judgment, or to the extent the courts referred to in the preceding sentence do not have jurisdiction over such legal action or proceeding or the parties or property subject thereto.

(c)            Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in the first sentence of paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Section 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its (i) Affiliates’ directors, (ii) officers, (iii) employees and agents, including accountants, legal counsel and other advisors and (iv) any insurer, insurance broker, reinsurer or provider of security and their affiliated companies, auditors, advisors and service providers, in each case in this clause (iv) arising from or in connection with the provision of credit support or insurance, (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Administrative Agent or such Lender, as applicable, agrees to inform the Borrower promptly thereof (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory or self-regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by law, rule or regulation and to only disclose that Information necessary to fulfill such legal requirement), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, (ii) becomes available to the Administrative Agent any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (iii) is independently developed by the Administrative Agent, or any such Lender without the use of Information. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

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ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 9.13. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

Section 9.14. Releases of Guarantors.

(a)            So long as no Default or Event of Default has occurred and is continuing (or would result from such release) any Subsidiary Guarantor shall be released from its obligations under the Guaranty Agreement and the other Loan Documents if all of the Equity Interests of a Subsidiary Guarantor that is owned by the Borrower or a Subsidiary is sold or otherwise Disposed of in a transaction or transactions permitted by this Agreement. In connection with any release pursuant to this Section, the Administrative Agent shall, promptly upon receipt of a written request therefor from the Borrower (together with an certificate of a Responsible Officer of the Borrower certifying that such transaction is permitted hereunder), execute and deliver all documents and take such other action as may reasonably be requested to evidence such release of such Subsidiary Guarantor. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b)            Upon Payment in Full, the Guaranty Agreement and all obligations (other than those expressly stated to survive such termination) of each Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

Section 9.15. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

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Section 9.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Loan Parties are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any of the Loan Parties or their Affiliates, or any other Person and (B) no Lender nor any of its Affiliates has any obligation to any of the Loan Parties or their Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Loan Parties or their Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.17. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

BKV CORPORATION,
as the Borrower

By:	/s/ Christopher P. Kalnin
Name:	Christopher P. Kalnin
Title:	Chief Executive Officer

Signature Page to Credit Agreement

[BK Corporation]

BANGKOK BANK PUBLIC COMPANY LIMITED, NEW YORK BRANCH,
as Administrative Agent and as a Lender

By:	/s/ Thitipong Prasertslip
Name:	Thitipong Prasertslip
Title:	VP and Branch Manager

Signature Page to Credit Agreement

[BKV Corporation]

BANGKOK BANK PUBLIC COMPANY LIMITED,
as a Lender

By:	/s/ Niramarn Laisathit
Name:	Niramarn Laisathit
Title:	Senior Executive Vice President

Signature Page to Credit Agreement

[BKV Corporation]

KRUNG THAI BANK PUBLIC COMPANY LIMITED,
as a Lender

By:	/s/ Jamroong Suriyakiettikul
Name:	Mr. Jamroong Suriyakiettikul
Title:	First Vice President & Manager Corporate Banking Team 4

Signature Page to Credit Agreement

[BKV Corporation]

OVERSEA-CHINESE BANKING CORPORATION LIMITED, LOS ANGELES AGENCY,
as a Lender

By:	/s/ Charles Ong
Name:	Charles Ong
Title:	General Manager and Head USA

Signature Page to Credit Agreement

[BKV Corporation]

SUMITOMO MITSUI BANKING CORPORATION, BANGKOK BRANCH,
as a Lender

By:	/s/ Vorapat Chaovanasmith
Name:	Mr. Vorapat Chaovanasmith
Title:	Head of Thailand Corporate Banking, Asia Pacific

Signature Page to Credit Agreement

[BKV Corporation]

UNITED OVERSEAS BANK (THAI) PUBLIC COMPANY LIMITED,
as a Lender

By:	/s/ Boonyarit Pataratanawadee
Name:	Boonyarit Pataratanawadee
Title:	Assistant Vice President

By:	/s/ Saipetch Bureekaew
Name:	Saipetch Bureekaew
Title:	Assistant Vice President

Signature Page to Credit Agreement

[BKV Corporation]

SCHEDULE 2.01

COMMITMENTS

LENDER	TERM LOAN COMMITMENT
Bangkok Bank Public Company Limited	$200,000,000.00
Krung Thai Bank Public Company Limited	$150,000,000.00
United Overseas Bank (Thai) Public Company Limited	$100,000,000.00
Bangkok Bank Public Company Limited, New York Branch	$50,000,000.00
Oversea-Chinese Banking Corporation Limited, Los Angeles Agency	$50,000,000.00
Sumitomo Mitsui Banking Corporation, Bangkok Branch	$50,000,000.00
AGGREGATE COMMITMENTS	$600,000,000.00